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                           STOCK PURCHASE AGREEMENT

                                    AMONG

                        SUMMIT HEALTH, LTD., AS BUYER,

                       ORNDA HEALTHCORP, AS GUARANTOR,

                                     AND

              FOUNTAIN VALLEY MEDICAL DEVELOPMENT CO., AS SELLER





                          Dated as of July 20, 1994


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                              TABLE OF CONTENTS


1.   SALE AND TRANSFER OF THE SHARES; PURCHASE PRICE . . . . . . . . . . .3
     1.1  Sale and Transfer of the Shares. . . . . . . . . . . . . . . . .3
     1.2  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.3  Payment of Purchase Price at Closing . . . . . . . . . . . . . .4
     1.4  Post-Closing Adjustments . . . . . . . . . . . . . . . . . . . .4
     1.5  Dispute of Adjustments . . . . . . . . . . . . . . . . . . . . .4
     1.6  New Directors and Officers . . . . . . . . . . . . . . . . . . .5
     1.7  Definitions; Interpretation. . . . . . . . . . . . . . . . . . .5
     1.8  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     1.9  WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     1.10 Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . 15
     1.11 Physical Inventory . . . . . . . . . . . . . . . . . . . . . . 15

2.   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     2.1  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     2.2  Actions of Seller at Closing . . . . . . . . . . . . . . . . . 16
     2.3  Action of Buyer at Closing . . . . . . . . . . . . . . . . . . 17

3.   REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . . . . . . 18
     3.1  Organization and Capacity. . . . . . . . . . . . . . . . . . . 18
     3.2  Corporate Powers; Consents; Absence of Conflicts
               With Other Agreements, Etc. . . . . . . . . . . . . . . . 19
     3.3  Capital Stock of the Seller Companies. . . . . . . . . . . . . 19
     3.4  Subsidiaries; Investments; Third Party Options . . . . . . . . 20
     3.5  Financial Statements.. . . . . . . . . . . . . . . . . . . . . 20
     3.6  Extraordinary Liabilities. . . . . . . . . . . . . . . . . . . 21
     3.7  Post-Balance Sheet Results . . . . . . . . . . . . . . . . . . 21
     3.8  Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . 23
     3.9  Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     3.10 Real Property. . . . . . . . . . . . . . . . . . . . . . . . . 23
     3.11 Environmental Matters. . . . . . . . . . . . . . . . . . . . . 25
     3.12 Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     3.13 Trademarks, Computer Software, etc . . . . . . . . . . . . . . 27
     3.14 Agreements and Commitments . . . . . . . . . . . . . . . . . . 28
     3.15 The Contracts. . . . . . . . . . . . . . . . . . . . . . . . . 29
     3.16 Certain Affiliate Transactions . . . . . . . . . . . . . . . . 30
     3.17 Title to Personal Property . . . . . . . . . . . . . . . . . . 30
     3.18 Healthcare License . . . . . . . . . . . . . . . . . . . . . . 30
     3.19 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . 30
     3.20 Employees and Employee Relations . . . . . . . . . . . . . . . 33

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     3.21 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     3.22 Medicare Participation/Accreditation . . . . . . . . . . . . . 35
     3.23 Legal and Regulatory Compliance. . . . . . . . . . . . . . . . 36
     3.24 Litigation or Proceedings. . . . . . . . . . . . . . . . . . . 37
     3.25 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     3.26 Board and Medical Staff Matters. . . . . . . . . . . . . . . . 37
     3.27 Special Funds. . . . . . . . . . . . . . . . . . . . . . . . . 38
     3.28 Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . 38
     3.29 Experimental Procedures. . . . . . . . . . . . . . . . . . . . 38
     3.30 Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     3.31 Operation of the Facilities. . . . . . . . . . . . . . . . . . 39
     3.32 Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . 39

4.   REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . 39
     4.1  Corporate Capacity . . . . . . . . . . . . . . . . . . . . . . 39
     4.2  Corporate Powers; Consents; Absence of Conflicts
               With Other Agreements, Etc. . . . . . . . . . . . . . . . 39
     4.3  Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . 40
     4.4  Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . 40
     4.5  Purchase for Investment. . . . . . . . . . . . . . . . . . . . 40

5.   COVENANTS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . 40
     5.1  Intercompany Liabilities . . . . . . . . . . . . . . . . . . . 40
     5.2  Access to and Provision of Additional Information. . . . . . . 40
     5.3  Operations . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     5.4  Negative Covenants . . . . . . . . . . . . . . . . . . . . . . 42
     5.5  Governmental Approvals . . . . . . . . . . . . . . . . . . . . 43
     5.6  FTC Notification . . . . . . . . . . . . . . . . . . . . . . . 44
     5.7  No-Shop Clause . . . . . . . . . . . . . . . . . . . . . . . . 44
     5.8  Insurance Ratings. . . . . . . . . . . . . . . . . . . . . . . 44
     5.9  Consolidation. . . . . . . . . . . . . . . . . . . . . . . . . 45
     5.10 Real Estate Purchase Agreement . . . . . . . . . . . . . . . . 45
     5.11 Real Estate Option Agreement . . . . . . . . . . . . . . . . . 45
     5.12 Closing Conditions . . . . . . . . . . . . . . . . . . . . . . 45
     5.13 Tail Insurance . . . . . . . . . . . . . . . . . . . . . . . . 45
     5.14 Key Employee Agreements. . . . . . . . . . . . . . . . . . . . 46
     5.15 Change of Partnership Name, etc. . . . . . . . . . . . . . . . 46
     5.16 Adverse Actions After Closing. . . . . . . . . . . . . . . . . 46
     5.17 Further Acts and Assurances. . . . . . . . . . . . . . . . . . 46

6.   COVENANTS OF BUYER. . . . . . . . . . . . . . . . . . . . . . . . . 47
     6.1  FTC Notification . . . . . . . . . . . . . . . . . . . . . . . 47
     6.2  Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . 47


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     6.3  Closing Conditions . . . . . . . . . . . . . . . . . . . . . . 47
     6.4  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . 47
     6.5  Employee Matters . . . . . . . . . . . . . . . . . . . . . . . 48
     6.6  Consolidated Tax Return. . . . . . . . . . . . . . . . . . . . 48
     6.7  Adverse Actions After Closing. . . . . . . . . . . . . . . . . 49
     6.8  Real Estate Purchase Agreement . . . . . . . . . . . . . . . . 49

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. . . . . . . . . . . . 49
     7.1. Representations/Warranties . . . . . . . . . . . . . . . . . . 49
     7.2. Opinion of Seller's Counsel. . . . . . . . . . . . . . . . . . 49
     7.3  Pre-Closing Confirmations. . . . . . . . . . . . . . . . . . . 49
     7.4  Action/Proceeding. . . . . . . . . . . . . . . . . . . . . . . 50
     7.5  Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . 50
     7.6  Extraordinary Liabilities/Obligations. . . . . . . . . . . . . 50
     7.7  Transfer of Shares . . . . . . . . . . . . . . . . . . . . . . 50
     7.8  Title Policy and Survey. . . . . . . . . . . . . . . . . . . . 50
     7.9  Recent Agreements and Commitments. . . . . . . . . . . . . . . 51
     7.10 Closing Documents. . . . . . . . . . . . . . . . . . . . . . . 51
     7.11 UCC Searches . . . . . . . . . . . . . . . . . . . . . . . . . 51
     7.12 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     7.13 Focus Survey . . . . . . . . . . . . . . . . . . . . . . . . . 51
     7.14 Assessments; Property Taxes. . . . . . . . . . . . . . . . . . 51
     7.15 Full Sale. . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     7.16 Lender Approval. . . . . . . . . . . . . . . . . . . . . . . . 52
     7.17 Real Estate Transaction. . . . . . . . . . . . . . . . . . . . 52

8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER . . . . . . . . . . . 52
     8.1  Representations/Warranties . . . . . . . . . . . . . . . . . . 52
     8.2  Opinion of Buyer's Counsel . . . . . . . . . . . . . . . . . . 52
     8.3  Action/Proceeding. . . . . . . . . . . . . . . . . . . . . . . 52
     8.4  Pre-Closing Confirmations. . . . . . . . . . . . . . . . . . . 53
     8.5  Extraordinary Liabilities/Obligations. . . . . . . . . . . . . 53
     8.6  Real Estate Transaction. . . . . . . . . . . . . . . . . . . . 53

9.   NONCOMPETITION. . . . . . . . . . . . . . . . . . . . . . . . . . . 53

10.  ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . 54
     10.1 Casualty . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     10.2 Allocation of Purchase Price . . . . . . . . . . . . . . . . . 54
     10.3 Tax and Medicare Effect. . . . . . . . . . . . . . . . . . . . 54
     10.4 Post-Closing Tax Returns . . . . . . . . . . . . . . . . . . . 54
     10.5 Termination Prior to Closing . . . . . . . . . . . . . . . . . 56
     10.6 Post-Closing Maintenance of and Access to Information. . . . . 56

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     10.7  Reproduction of Documents. . . . . . . . . . . . . . . . . .  57
     10.8  Misdirected Payments, etc. . . . . . . . . . . . . . . . . .  58
     10.9  Government Reimbursement Program Prior Period Adjustments. .  58

11.  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . .  59
     11.1  Indemnification by Seller. . . . . . . . . . . . . . . . . .  59
     11.2  Limitations/Seller . . . . . . . . . . . . . . . . . . . . .  60
     11.3  Indemnification by Buyer . . . . . . . . . . . . . . . . . .  61
     11.4  Limitations/Buyer. . . . . . . . . . . . . . . . . . . . . .  61
     11.5  Notice and Procedure . . . . . . . . . . . . . . . . . . . .  61
     11.6  Treatment of Indemnification Payments. . . . . . . . . . . .  64
     11.7  Survival of Representations and Warranties; Indemnity Period. 65

12.  GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
     12.1  Schedules. . . . . . . . . . . . . . . . . . . . . . . . . .  65
     12.2  Consented Assignment . . . . . . . . . . . . . . . . . . . .  66
     12.3  Time of Essence. . . . . . . . . . . . . . . . . . . . . . .  66
     12.4  CON Disclaimer . . . . . . . . . . . . . . . . . . . . . . .  66
     12.5  Consents, Approvals and Discretion . . . . . . . . . . . . .  66
     12.6  Expenses; Legal Fees and Costs . . . . . . . . . . . . . . .  66
     12.7  Choice of Law. . . . . . . . . . . . . . . . . . . . . . . .  67
     12.8  Benefit/Assignment . . . . . . . . . . . . . . . . . . . . .  67
     12.9  Accounting Date  . . . . . . . . . . . . . . . . . . . . . .  67
     12.10 No Third Party Beneficiary . . . . . . . . . . . . . . . . .  67
     12.11 Waiver of Breach . . . . . . . . . . . . . . . . . . . . . .  67
     12.12 Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     12.13 Severability . . . . . . . . . . . . . . . . . . . . . . . .  68
     12.14 Gender and Number  . . . . . . . . . . . . . . . . . . . . .  69
     12.15 Divisions and Headings . . . . . . . . . . . . . . . . . . .  69
     12.16 Entire Agreement/Amendment . . . . . . . . . . . . . . . . .  69
     12.17 Press Releases . . . . . . . . . . . . . . . . . . . . . . .  69
     12.18 Drafting . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     12.19 Waiver of Trial by Jury  . . . . . . . . . . . . . . . . . .  70

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                              LIST OF SCHEDULES

Schedule 1.3 . . . . . . .Company's Indebtedness to be Satisfied at Closing
Schedule 3.1 . . . . . . . . . . . . . . . . . . . . . .Knowledge of Seller
Schedule 3.1 . . . . . . . . . . . . . . . . . . .Organization and Capacity
Schedule 3.3 . . . . . . . . . . . . .Capital Stock of the Seller Companies
Schedule 3.4 . . . . . . . . Subsidiaries; Investments; Third Party Options
Schedule 3.5 . . . . . . . . . . . . . . . . . . . . .Financial Statements
Schedule 3.6 . . . . . . . . . . . . . . . . . . .Extraordinary Liabilities
Schedule 3.7 . . . . . . . . . . . . . . . . . . Post-Balance Sheet Results
Schedule 3.10  . . . . . . . . . . . . . . . . . . . . . . . .Real Property
Schedule 3.11  . . . . . . . . . . . . . . . . . . . .Environmental Matters
Schedule 3.12  . . . . . . . . . . . . . . . . . . . . . . . . . .Equipment
Schedule 3.13  . . . . . . . . . . . . .Trademarks, Computer Software, etc.
Schedule 3.14  . . . . . . . . . . . . . . . . . Agreements and Commitments
Schedule 3.16  . . . . . . . . . . . . . . . Certain Affiliate Transactions
Schedule 3.18  . . . . . . . . . . . . . . . . . . . . .Healthcare Licenses
Schedule 3.19  . . . . . . . . . . . . . . . . . . . Employee Benefit Plans
Schedule 3.20  . . . . . . . . . . . . . . Employees and Employee Relations
Schedule 3.21  . . . . . . . . . . . . . . . . . . . . . . . . . . . .Taxes
Schedule 3.22  . . . . . . . . . . . Medicare Participation; Accreditations
Schedule 3.23  . . . . . . . . . . . . . . .Legal and Regulatory Compliance
Schedule 3.24  . . . . . . . . . . . . . . . . . .Litigation or Proceedings
Schedule 3.25  . . . . . . . . . . . . . . . . . . . . . . . . . .Insurance
Schedule 3.26  . . . . . . . . . . . . . . .Board and Medical Staff Matters
Schedule 3.28. . . . . . . . . . . . . . . . . . . . . .Brokers and Finders
Schedule 5.4 . . . . . . . . . . . . . . . . .Approved Capital Expenditures
Schedule 7.9 . . . . . . . . . . . . . . .Recent Agreements and Commitments
Schedule 10.2. . . . . . . . . . . . . . . . . Allocation of Purchase Price


Exhibit A  . . . . . . . . . . . . . . . . . . . . . . . . Escrow Agreement
Exhibit B  . . . . . . . . . . . . . . . . . . Real Estate Option Agreement
Exhibit C  . . . . . . . . . . . . . . . . . . . . .Key Employee Agreements
Exhibit D  . . . . . . . . . . . . . . . . .Litigation Assumption Agreement


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
                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made and entered into effective as of July 20, 1994, by and among SUMMIT HEALTH, LTD., a California corporation ("Buyer"), ORNDA HEALTHCORP, a Delaware corporation ("Guarantor"), and FOUNTAIN VALLEY MEDICAL DEVELOPMENT CO., a California limited partnership ("Seller").

                                  WITNESSETH:


A.   Seller is owner of:

          (1) 100% of the issued and outstanding shares (the "Company Shares") of the common stock of Fountain Valley Regional Hospital and Medical Center, a California corporation (the "Company"), which at the time of the Closing (as defined below) will constitute one hundred percent (100%) of the issued and outstanding capital stock of the Company;

          (2) 100% of the issued and outstanding shares (the "MCS Shares") of capital stock of MCS Administrative Services, Inc. ("MCS"), a California corporation engaged in the business of providing management services to independent practice associations, including Personal Care Medical Group, Inc. ("PCMG"), an independent practice association comprised of physicians most of whom practice at the Hospital;

          (3) 100% of the issued and outstanding shares (the "FVHC Shares") of capital stock of Fountain Valley Health Care, Inc ("FVHC"), a California corporation which, as general partner, owns 1% of the partnership interests in Fountain Valley Outpatient Surgical Center Limited Partnership, a California limited partnership ("FVOSCLP");

          (4) 100% of the issued and outstanding shares (the FVIC Shares") of capital stock of Fountain Valley Imaging Corp. ("FVIC"), a California corporation which, as general partner, owns 1% of the partnership interests in Fountain Valley Imaging Center Limited Partnership, a California limited partnership ("FVICLP");

          (5)  as limited partner, 99% of the partnership interests in FVOSCLP;
     and

          (6) as limited partner, 99% of the partnership interests in FVICLP (MCS, FVHC, FVIC, each a "Seller Sub"and collectively, the "Seller Subs"; FVOSCLP and FVICLP each a "Seller Partnership" and collectively the "Seller Partnerships"; and the Company, the Seller Subs and the Seller Partnerships, collectively, the "Seller Companies");

     B. Seller and the Seller Companies own the assets and operations constituting the following healthcare facilities or businesses:

          (1) Fountain Valley Regional Hospital and Medical Center (the "Hospital"), a tertiary care hospital located on a campus (the "Campus") of approximately 37.5 contiguous acres at the intersection of Euclid and Warner Avenues in the City of Fountain Valley, Orange County, California;

          (2) a 9,000 square foot outpatient surgery center located on the Campus adjacent to the Hospital (the "Surgery Center");

          (3) a 7,000 square foot imaging center located on the Campus adjacent to the Hospital (the "Imaging Center") (the Hospital, the Surgery Center and the Imaging Center being hereinafter sometimes called the "Facilities"); and

          (4) four medical office buildings (the "MOBs") and a Living Care Center located on the Campus and more particularly described in the Real Estate Purchase Agreement (as defined below);

     C. Prior to Closing, Seller intends to convey, transfer and deliver to the Seller Companies all of the real and personal property, tangible and intangible, owned or held by Seller for use in the businesses of the Facilities (excluding the property subject to the Real Estate Purchase Agreement and the Excluded Assets (as defined below)) and certain liabilities owed by Seller, so that, as of Closing, all such properties are owned and such liabilities are owed solely by the Seller Companies (the "Consolidation");

     D. At Closing, Seller intends to convey to Buyer, and Buyer intends to accept from Seller, on the terms and conditions more particularly set forth in this Agreement, all right, title and interest of Seller in and to the Company Shares, the MCS Shares, the FVHC Shares, the FVIC Shares (collectively, the "Shares"), and the partnership interests in and to FVOSCLP and FVICLP (the "Partnership Interests").

     E. Pursuant to that certain Agreement of Sale and Purchase of even date herewith among Seller, Healthcare Realty Trust Incorporated ("HRT"), and Guarantor (the "Real Estate Purchase Agreement"), Seller intends to convey, assign, transfer and deliver to HRT or its Affiliate all right, title and interest in and to the real property, and improvements thereon and fixtures therein, constituting the MOBs, the Living Care Center, all as more particularly described in the Real Estate Purchase Agreement;

     F. Buyer desires to purchase all of the Shares and Partnership Interest from Seller on the terms and subject to the conditions hereinafter set forth and Seller desires to sell the Shares and Partnership Interests to Buyer on such terms and conditions.

     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:

1.   SALE AND TRANSFER OF THE SHARES; PURCHASE PRICE.

     1.1 Sale and Transfer of the Shares. Subject to the terms and conditions of this Agreement, Seller shall sell, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the right, title and interest of Seller in and to the Shares and Partnership Interests.

     1.2 Purchase Price. Subject to the terms and conditions hereof, in reliance upon the representations, warranties and covenants of Seller herein set forth, and as consideration for the sale of the Shares and Partnership Interests as herein contemplated, Buyer shall tender to Seller at Closing, as the purchase price hereunder (collectively, the "Purchase Price"), and in the manner hereinafter provided, an amount equal to

       (i) One Hundred Four Million and No/100 Dollars ($104,000,000.00) (the "Base Purchase Price"),

plus  (ii)  the amount, if any,  by which the Current Assets minus Current
            Liabilities of Seller and the Seller Companies (other than current liabilities relating to "current portion of long-term debt" and "current portion of obligations under capital leases") ("Net Working Capital"), as shown on the Final Balance Sheet, exceeds $19,033,000, plus (iii)  the net book value on the Final Balance Sheet of all Approved
            Capital Expenditures (as defined in Section 5.4(j)) of the Company since the Balance Sheet Date (as defined in Section 3.5),

minus (iv)  the amount, if any, by which Net Working Capital, as shown on the Final Balance Sheet, is less than $19,033,000,

minus  (v)  the net book value as of the Closing Date of long-term debt and capitalized lease obligations of the Seller Companies (including the current portions thereof) that are not the Company's Indebtedness to be Satisfied at Closing (as defined in Section 1.3(b))

(such adjustments to the Base Purchase Price being called herein the "Purchase Price Adjustment"). The Initial Purchase Price Adjustment (herein so called) shall be an amount agreed to by Buyer and Seller at Closing based upon the accounting entries in the most recently available balance sheet of Seller prepared by Seller prior to the Closing Date (the "Closing Balance Sheet").
The Purchase Price shall be further adjusted, if necessary, by the Final Purchase Price Adjustment (as defined in Section 1.4) based upon the relevant accounting entries in the Final Balance Sheet. To the extent not already reflected on the Closing Balance Sheet, the Closing Balance Sheet shall include as liabilities thereon amounts required by this Agreement to be paid by the Company to the extent unpaid at Closing and shall exclude any assets or liabilities that are to be satisfied at and as of Closing.

     1.3 Payment of Purchase Price at Closing. The Purchase Price shall be due and payable at Closing:

     (a) by wire transfer to Escrow Agent of the Escrow Amount for the purpose of securing the indemnification obligations of Seller contained in Article 11, which amount shall be deposited by Escrow Agent in an interest bearing account (with interest accruing to the benefit of Seller), pursuant to an escrow agreement substantially in the form of Exhibit A (the "Escrow Agreement");

     (b) by wire transfer to Escrow Agent (or such other Person as the parties may agree) of immediately available funds in an amount equal to the outstanding principal amount of, and accrued and unpaid interest on, the indebtedness (including indebtedness relating to capital leases) described on Schedule 1.3 (the "Company's Indebtedness to be Satisfied at Closing"); and

     (c) by wire transfer to Seller of immediately available funds in an amount equal to the Purchase Price minus the sum of (a) and (b) above (the "Purchase Price Payable to Seller at Closing").

     1.4 Post-Closing Adjustments. On a date not later than 60 days after the Closing Date Buyer shall deliver to Seller a balance sheet of the Seller Companies as of the Closing Date (the "Final Balance Sheet"), prepared in accordance with the terms of this Agreement and otherwise in accordance with generally accepted accounting principles consistently applied, and the actual final amount of additions to or subtractions from the Purchase Price shall be determined from the Final Balance Sheet (subject to adjustment as provided in Section 1.5, the "Final Purchase Price Adjustment"). If, as a result of the Final Purchase Price Adjustment, Seller owes Buyer a portion of the Purchase Price paid by Buyer at Closing, then Seller shall pay Buyer such amount. If, as a result of the Final Purchase Price Adjustment, Buyer owes Seller an additional portion of the Purchase Price, then Buyer shall pay Seller such amount. Any such additional payment shall be by wire transfer of immediately available funds to payee and shall be due and payable not later than ten business days after the date Buyer delivers the Final Balance Sheet or, if there exists any dispute of the Final Purchase Price Adjustment, not later than ten business days after the independent accountants issue their decision pursuant to Section 1.5.

     1.5 Dispute of Adjustments. In the event that Seller, Buyer or both shall dispute the Final Purchase Price Adjustment and such dispute is not resolved to the mutual satisfaction of Seller and Buyer within one hundred twenty (120) days after the Closing Date, Seller and Buyer shall each have the right to require that such dispute be submitted to Arthur Anderson or, if Arthur Anderson is unable or unwilling to participate, another mutually acceptable independent "big six" certified public accounting firm, in any event acting as experts and not as arbitrators, for computation or verification of the Final Purchase Price Adjustment in accordance with the provisions of this Agreement and otherwise where applicable in accordance with generally accepted accounting principles applied on a consistent basis. The foregoing provisions for certified public accounting firm review shall be specifically enforceable by the parties; the decision of such accounting firm shall be final and binding upon Seller and Buyer; there shall be no right of appeal from such decision; and such accounting firm's fees and expenses shall be borne by the party whose determination has been adversely modified by such accounting firm's decision or by both parties in proportion to the relative amount each party's determination has been adversely modified.

     1.6 New Directors and Officers. On the Closing Date, Seller shall cause a meeting of the Board of Directors of each of the Companies and the Seller Subs to be held upon due notice or waiver thereof, at which time the resignations of the officers and directors of each of the Company and the Seller Subs shall be accepted, effective immediately, and the vacancies created by such resignations shall be filled by the persons designated by Buyer.

     1.7 Definitions; Interpretation. In this Agreement, unless the context otherwise requires:

          (1) the term "Accounts Receivable" shall have the meaning ascribed to it in Section 3.8 of this Agreement;

          (2) the term "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person and includes the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise;

          (3) the term "Affiliated Group" shall have the meaning ascribed to it in Section 3.21(a) of this Agreement;

          (4) the term "Agency Receivables" shall have the meaning ascribed to it in Section 3.22 of this Agreement;

          (5) "Agreement" means this Agreement and all Exhibits and Schedules hereto;

          (6) the term "Approved Capital Expenditures" shall have the meaning ascribed to it in Section 5.4(j) of this Agreement;

          (7)  the term "Associate" shall have the meaning ascribed to it in
     Section 3.16(a) of this Agreement;

         1.8 the term "Assumed Litigation" shall mean the litigation set forth on Schedule 3.24 hereto;

         1.9 the term "Audited Balance Sheet" shall have the meaning ascribed to it in Section 3.5(a)(i) of this Agreement;

          1.10 the term "Balance Sheet Date" shall mean October 31, 1993;

          1.11 the term "Base Purchase Price" shall have the meaning ascribed to it in Section 1.2(i) of this Agreement;

          1.12 the term "Building Defects" shall mean conditions relating to the structural soundness of any building located on the Real Property or the soundness of the underlying Real Property, each which existed prior to the Closing Date;

          1.13 the term "Buyer's Indemnified Persons" shall have the meaning ascribed to it in Section 11.1 of this Agreement;

          1.14 the term "Campus" shall mean approximately 37.5 contiguous acres at the intersection of Euclid and Warner Avenues in the City of Fountain Valley, Orange County, California upon which the Hospital resides;

          1.15 the term "Claim Notice" shall have the meaning ascribed to it in
     Section 11.5(e) of this Agreement;

          1.16 the term "Closing" shall have the meaning ascribed to it in
     Section 2.1 of this Agreement;

          1.17 the term "Closing Balance Sheet" shall have the meaning ascribed to it in Section 1.2 of this Agreement;

          1.18 the term "Closing Date" shall have the meaning ascribed to it in
     Section 2.1 of this Agreement;

          1.19 the term "Code" shall have the meaning ascribed to it in Section 3.19(a) of this Agreement;

          (20) the term "Company" means Fountain Valley Regional Hospital and Medical Center, a California corporation.

          (21) the term "Company's Indebtedness to be Satisfied at Closing" shall have the meaning ascribed to it in Section 1.3(b) of this Agreement;

          (22) the term "Company Shares" means 100% of the issued and outstanding shares of the common stock of the Company.

          (23) the term "Confidential Information" shall have the meaning ascribed to it in Section 6.4 of this Agreement.

          (24) the term "Consolidation" shall have the meaning ascribed to it in Paragraph C of the Recitals;

          (25) the term "Contracts" shall have the meaning ascribed to it in
     Section 3.14 of this Agreement;

          (26) the term "Controlled Group of Corporations" shall have the meaning ascribed to it in Section 3.19(a) of this Agreement;

          (27) the term "Cost Report Reconciliation Statement" shall have the meaning ascribed to it in Section 10.9(a) of this Agreement;

          (28) the term "Cost Reports" shall have the meaning ascribed to it in
     Section 3.22 of this Agreement;

          (29) the term "Disclosed Litigation" shall mean such litigation listed on Schedule 3.24 hereto;

          (30) the term "Due Date" shall have the meaning ascribed to it in
     Section 10.4(b) of this Agreement;

          (31) the term "Effective Time" shall have the meaning ascribed to it in Section 2.1 of this Agreement;

          (32) the term "Employee Benefit Plan" shall have the meaning ascribed to it in Section 3.19(a) of this Agreement;

          (33) the term "Employee Pension Benefit Plan" shall have the meaning ascribed to it in Section 3.19(a) of this Agreement;

          (34) the term "Employee Welfare Benefit Plan" shall have the meaning ascribed to it in Section 3.19(a) of this Agreement;

          (35) the term "Encumbrances" means liabilities, levies, claims, charges, assessments, mortgages, security interests, liens, pledges, conditional sales agreements, title retention contracts, leases, subleases, rights of first refusal, options to purchase, restrictions and other encumbrances and agreements to give any of the foregoing;

          (36) the term "Environmental Claim" shall have the meaning ascribed to it in Section 3.11(a) of this Agreement;

          (37) the term "Environmental Laws" shall have the meaning ascribed to it in Section 3.11(a) of this Agreement;

          (38) the term "Environmental Reports" shall have the meaning ascribed to it in Section 3.11(a) of this Agreement;

          (39) the term "ERISA" shall have the meaning ascribed to it in Section 3.19(a) of this Agreement;

          (40) the term "Escrow Agent" shall mean a bank or other person acceptable to the parties;

          (41) the term "Escrow Agreement" shall have the meaning ascribed to it in Section 1.3(a) of this Agreement;

          (42) the term "Escrow Amount" shall mean an amount equal to $5 million deposited with Escrow Agent pursuant to the Escrow Agreement;

          (43) the term "Excluded Assets" shall have the meaning ascribed to it in Section 1.10 of this Agreement;

          (44) the term "Excluded Real Property" means the approximately 17 acres of undeveloped land described on Schedule 3.10 hereto;

          (45) the term "Facilities" shall mean the Hospital, the Surgery Center and the Imaging Center;

          (46) the term "Fiduciary" shall have the meaning ascribed to it in
     Section 3.19(a) of this Agreement;

          (47) the term "Final Balance Sheet" shall have the meaning ascribed to it in Section 1.4 of this Agreement;

          (48) the term "Final Purchase Price Adjustment" shall have the meaning ascribed to it in Section 1.4 of this Agreement;

          (49) the term "Financial Statements" shall have the meaning ascribed to it in Section 3.5(a) of this Agreement;

          (50) the term "FTC" shall have the meaning ascribed to it in Section
     5.6 of this Agreement;

          (51) the term "FVHC" means Fountain Valley Health Care, Inc., a California corporation.

          (52) the term "FVHC Shares" means 100% of issued and outstanding shares of the common stock of FVHC.

          (53) the term "FVIC" shall mean Fountain Valley Imaging Corp., a California corporation;

          (54) the term "FVIC Shares" shall mean 100% of the issued and outstanding shares of capital stock of FVIC;

          (55) the term "FVICLP" shall mean Fountain Valley Imaging Center Limited Partnership, a California limited partnership;

          (56) the term "FVOSCLP" shall mean Fountain Valley Outpatient Surgical Center Limited Partnership, a California limited partnership;

          (57) the term "Government Reimbursement Programs" shall have the meaning ascribed to it in Section 3.22 of this Agreement;

          (58) the term "Health Law Violation" shall mean a violation by any of the Seller Companies of the Medicare fraud and abuse provisions of Title XVIII of the Social Security Act or any comparable California anti-kickback law relating to the ownership or operation of the Facilities prior to the Closing Date, and knowledge that a particular arrangement does not satisfy the Medicare fraud and abuse safe harbors shall not constitute de facto knowledge of a Health Care Violation;

          (59) the terms "hereof," "herein," "hereby," and derivative or similar words refer to this entire Agreement;

          (60) the term "Hill-Burton Act" shall have the meaning ascribed to it in Section 3.27 of this Agreement;

          (61) the term "Hospital" shall mean Fountain Valley Regional Hospital and Medical Center, a tertiary care hospital;

          (62) the term "HRT" shall mean Healthcare Realty Trust Incorporated, a real estate investment trust;

          (63) the term "HSR Act" shall have the meaning ascribed to it in
     Section 5.6 of this Agreement;

          (64) the term "Imaging Center" shall mean a 7,000-square-foot imaging center located on the Campus;

          (65) the term "include" or "including" means including without limitation;

          (66) the term "Indemnified Party" shall have the meaning ascribed to it in Section 11.5(a)(i) of this Agreement;

          (67) the term "Indemnifying Party" shall have the meaning ascribed to it in Section 11.5(a)(i) of this Agreement;

          (68) the term "Indemnity Notice" shall have the meaning ascribed to it in Section 11.5(f) of this Agreement;

          (69) the term "Initial Purchase Price Adjustment" shall have the meaning ascribed to it in Section 1.2 of this Agreement;

          (70) the term "Intellectual Properties" shall have the meaning ascribed to it in Section 3.14(c) of the Agreement.

          (71) the term "Interest Commencement Date" shall have the meaning ascribed to it in Section 1.8 of this Agreement;

          (72) the term "Interim Balance Sheet" shall have the meaning ascribed to it in Section 3.5(a)(ii) of this Agreement;

          (73) the term "Interim Balance Sheet Date" shall mean May 31, 1994;

          (74) the term "Investments" shall have the meaning ascribed to it in
     Section 3.4(b) of this Agreement;

          (75) the term "JCAHO" shall mean Joint Commission on Accreditation of Healthcare Organizations;

          (76) the term "judgment" includes any order, writ, injunction, decree, determination or award of any court, governmental agency or authority or tribunal (including arbitration panels);

          (77) the term "Justice Department" shall have the meaning ascribed to it in Section 5.6 of this Agreement;

          (78) the term "Key Employee Agreements" shall have the meaning ascribed to it in Section 5.14 of this Agreement;

          (79) the term "Living Care Center" shall mean the facility known as the Living Care Center which is located on the Campus;

          (80) the term "Losses" shall have the meaning ascribed to it in
     Section 11.1 of this Agreement;

          (81) the term "Malpractice Litigation" shall mean all litigation, arbitration or other proceedings by third parties relating to the professional services rendered at the Facilities by the Seller Companies prior to the Closing Date;

          (82) the term "Materials of Environmental Concern" shall have the meaning ascribed to it in Section 3.11(a) of this Agreement;

          (83) the term "MCS" means MCS Administrative Services, Inc., a California corporation;

          (84) the term "MCS Shares" means 100% of the issued and outstanding shares of common stock of MCS;

          (85) the term "MOBs" means the four medical office buildings located on the Campus;

          (86) the term "Multi-Employer Plan" shall have the meaning ascribed to it in Section 3.19(a) of this Agreement;

          (87) the term "Net Favorable Adjustments" shall have the meaning ascribed to it in Section 10.9(a) of this Agreement;

          (88) the term "Net Unfavorable Adjustments" shall have the meaning ascribed to it in Section 10.9(a) of this Agreement;

          (89) the term "Net Working Capital" shall have the meaning ascribed to it in Section 1.2(ii) of this Agreement;

          (90) the term "Notice Period" shall have the meaning ascribed to it in
     Section 11.5(a)(i) of this Agreement;

          (91) the term "Other Permitted Encumbrances" shall have the meaning ascribed to it in Section 3.17 of this Agreement;

          (92) the term "Other Plan" shall have the meaning ascribed to it in
     Section 3.19(a) of this Agreement;

          (93) the term "Owner's Title Insurance Policy for the Real Property" shall have the meaning ascribed to it in Section 7.8 of this Agreement;

          (94) the term "partner" includes general and limited partners;

          (95) the term "Partnership Interest" shall mean the partnership interests in and to FVOSCLP and FVICLP;

          (96) the term "party" means any party to this Agreement, its respective successors and permitted assigns;

          (97) the term "PBGC" shall have the meaning ascribed to it in Section 3.19(a) of this Agreement;

          (98) the term "PCMG" means Personal Care Medical Group, Inc., a California professional corporation;

          (99) the term "Permitted Encumbrances" shall have the meaning ascribed to it in Section 3.10(a) of this Agreement;

         (100) the term "Person" means any individual, company, body corporate, association, partnership, firm, joint venture, trust and governmental agency;

         (101) the term "Pre-Closing Period" shall have the meaning ascribed to it in Section 10.4(a) of this Agreement;

         (102) the term "Prior Period Adjustments" shall have the meaning ascribed to it in Section 10.9(a) of this Agreement;

         (103) the term "Prohibited Transaction" shall have the meaning ascribed to it in Section 3.19(a) of this Agreement;

         (104) the term "Purchase Price" shall have the meaning ascribed to it in Section 1.2 of this Agreement;

         (105) the term "Purchase Price Adjustment" shall have the meaning ascribed to it in Section 1.2 of this Agreement;

         (106) the term "Purchase Price Payable to Seller at Closing" shall have the meaning ascribed to it in Section 1.3 of this Agreement;

         (107) the term "Real Estate Option Agreement" shall have the meaning ascribed to it in Section 5.11 to this Agreement;

         (108) the term "Real Property" shall have the meaning ascribed to it in Section 3.10 of this Agreement;

         (109) the term "Reportable Event" shall have the meaning ascribed to it in Section 3.19(a) of this Agreement;

         (110) the term "Required Lenders" shall have the meaning ascribed to it in Section 7.16 of the Agreement;

         (111) the term "Seller Companies" shall mean the Company, the Seller Subs and the Seller Partnerships;

         (112) the term "Seller Partnerships" shall mean FVOSCLP and FVICLP;

         (113) the term "Seller Subs" shall mean MCS, FVHC and FVIC;

         (114) the term "Seller's Credits" shall have the meaning ascribed to it in Section 10.9(a) of this Agreement;

         (115) the term "Seller's Indemnified Persons" shall have the meaning ascribed to it in Section 11.3 of this Agreement;

         (116) the term "Shares" shall mean the Company Shares, the MCS Shares and the FVIC Shares;

         (117) the term "Stocktake" shall have the meaning ascribed to it in Section 1.11 of this Agreement;

         (118) the term "Straddle Period" shall have the meaning ascribed to it in Section 10.4(b) of this Agreement;

         (119) the term "Subsidiary" shall have the meaning ascribed to it in Section 3.4(a) of this Agreement;

         (120) the term "Surgery Center" shall mean a 9,000-square-foot outpatient surgery center located on the Campus;

         (121) the term "Survey" shall have the meaning ascribed to it in
     Section 3.10(f) of the Agreement;

         (122) the term "Tax" shall have the meaning ascribed to it in
     Section 3.21(a) of this Agreement;

         (123) the term "Tax Return" shall have the meaning ascribed to it in Section 3.21(a) of this Agreement;

         (124) the term "Third Party Claim" shall have the meaning ascribed to it in Section 11.5(a)(i) of this Agreement; and

         (125) the term "UNAC" shall have the meaning ascribed to it in
     Section 3.20 of the Agreement;

         (126) the term "WARN Act" shall have the meaning ascribed to it in Section 1.9 of this Agreement.

         (127) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time in accordance with this Agreement;

         (128) references to any law are references to that law as amended, consolidated, supplemented or replaced from time to time prior to the Closing Date and all rules and regulations promulgated thereunder prior to the Closing Date;

         (129) the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose the contents of such document as an exception to a representation or warranty made herein unless the representation or warranty has to do with the existence of the document or other item itself or unless the listing of a document or other item is prefaced with the words "the contents of" which shall put Buyer on notice that the contents of such document or other item are being disclosed;

         (130) each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant;

         (131) references to time are references to Los Angeles, California time;

         (132) references to "knowledge of Seller" or "Seller's knowledge" mean the current actual knowledge of those Persons described on Schedule 1.7; and

         (133) "Articles" and "Sections" are references to articles and sections of this Agreement.

     1.8 Interest. Unless otherwise provided herein to the contrary, any payment required to be made by any party pursuant to this Agreement, if not paid before twenty (20) business days after the date such payment is required to be made (the "Interest Commencement Date"), shall include interest from the Interest Commencement Date to the date such payment is made, computed at an annual rate equal to the average prime rate of Citibank, N.A., during such period plus one percent (1%) per annum. All requests for payment pursuant to this Section shall be accompanied by a certificate of an officer of the party entitled to receive such payment setting forth the amount of the payment due pursuant to this Agreement (without regard to any amounts payable through operation of this Section), the applicable Interest Commencement Date and applicable interest rate.

     1.9 WARN Act. Buyer shall continue the employment of a legally sufficient number of employees of the Seller Companies after Closing for at least sixty-one days. The parties do not expect that the Worker Adjustment and Retraining Act, 29 U.S.C. Section Section 2101-2109 (the "WARN Act") shall be applicable to the sale of the Shares and Partnership Interests hereunder.

     1.10 Excluded Assets. Seller's interest in and to the Excluded Real Property, except to the extent provided in the Real Estate Option Agreement (as defined in Section 5.11), and PCMG (collectively, the "Excluded Assets") are excluded from the assets of the Seller Companies being acquired by or transferred to Buyer at the Closing through the acquisition of the Shares and Partnership Interests.

     1.11 Physical Inventory. Seller conducted on June 17, 18 and 19, 1994 a physical count (the "Stocktake") of all items of inventory and supplies of a quality usable or saleable in the ordinary course of business of the Facilities. In conducting the Stocktake, all items of inventory and supplies which were obsolete, below standard quality or in the process of repair on such date were excluded or reserved for as of such date. The book value of all items inventory and supplies shall be restated as of the date of the Stocktake at the lower of cost (on a first-in, first-out basis) or market. From and after the date of the Stocktake until the Closing Date, Seller shall account for all dispositions of items of inventory and supplies in accordance with normal business and accounting policies and practices such that, as of the Closing Date, the book value of the inventory and supplies will be reasonably accurate. The book value of the inventory and supplies as of the Closing Date determined in accordance with this Section shall be stated as such in the Final Balance Sheet.

2.   CLOSING.

     2.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 7 and 8, the consummation of the sale and purchase of the Shares and Partnership Interests and the other transactions contemplated by and described in this Agreement (the "Closing") shall take place at the offices of Manatt, Phelps & Phillips, 11355 West Olympic Boulevard, Los Angeles, California 90064-1614, Los Angeles, California, at 10:00 A.M. on August 1, 1994, or on such later date or at such other location as the parties may mutually agree in writing (the "Closing Date"). The Closing shall be effective as of 12:01 A.M. on the Closing Date (the "Effective Time").

     2.2 Actions of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer:

     (a) a certificate or certificates representing all of the Shares, in genuine and unaltered form, accompanied by duly executed stock powers endorsed in blank for transfer with requisite stock transfer stamps, if any, attached, in sufficient form to transfer to Buyer good and valid title in and to the Shares, free of all Encumbrances;

     (b) an assignment of partnership interests, in form and substance acceptable to Buyer, fully executed by Seller, in form sufficient to transfer to Buyer good and valid title in and to the Partnership Interests, free of all Encumbrances;

     (c) the Owner's Policy of Title Insurance for the Real Property, as provided in Section 7.8;

     (d) copies of resolutions duly adopted by the partners and executive committee of Seller authorizing and approving the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force and effect as of the Closing Date by the appropriate partners of Seller;

     (e) certificates of a duly authorized partner of Seller certifying that each representation and warranty of Seller set forth herein is true and correct in all material respects as of the Closing Date, and that each covenant and agreement of Seller to be complied with or performed on or prior to the Closing Date pursuant to this Agreement has been complied with or performed in all material respects;

     (f) certificates of incumbency for the respective partners of Seller executing this Agreement or making certifications for Closing, dated as of the Closing Date;

     (g) certificates of existence of Seller and each of the Seller Partnerships, and certificates of existence and good standing of each of the Seller Companies from the State of California, each dated the most recent practical date prior to Closing;

     (h) an opinion of Seller's counsel in a form acceptable to Seller and Buyer;

     (i)  the Escrow Agreement, fully executed by Seller;

     (j)  the Real Estate Option Agreement, fully executed by Seller;

     (k) the Key Employee Agreements (as defined in Section 5.14), fully executed by Messrs. Ways and Butler;

     (l) such other instruments and documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby; and

     (m) the Litigation Assumption Agreement, in the form attached hereto as Exhibit D, fully executed by Seller.

     2.3 Action of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller:

     (a)  the Purchase Price Payable to Seller at Closing;

     (b) copies of resolutions duly adopted by the board of directors of Buyer authorizing and approving Buyer's performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force and effect as of the Closing Date by an appropriate officer of Buyer;

     (c) certificates of the duly authorized President or a Vice President of Buyer certifying that each representation and warranty of Buyer set forth herein is true and correct in all material respects as of the Closing Date, and that each covenant and agreement of Buyer to be complied with or performed on or prior to the Closing Date pursuant to this Agreement has been complied with or performed in all material respects;

     (d) certificates of incumbency for the respective officers of Buyer executing this Agreement or making certifications for Closing, dated as of the Closing Date;

     (e) certificates of existence and good standing of Buyer from the state of its incorporation, dated the most recent practical date prior to Closing;

     (f) an opinion of Buyer's counsel, in a form acceptable to Seller and Buyer;

     (g)  the Real Estate Option Agreement, fully executed by Buyer;

     (h)  the Escrow Agreement, fully executed by Buyer;

     (i)  the Key Employee Agreements, fully executed by Guarantor;

     (j) the Litigation Assumption Agreement, in the form attached hereto as Exhibit D, fully executed by Seller; and

     (k) such other instruments and documents as Seller reasonably deems necessary to effect the transactions contemplated hereby.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER.

     As of the date hereof and as of the Closing Date, Seller represents and warrants to Buyer that the following facts and circumstances are and, except as contemplated hereby, at all times up to the Closing Date will be, true and correct, and hereby acknowledges that such facts and circumstances constitute the basis upon which Buyer has been induced to enter into and perform this
Agreement:

     3.1  Organization and Capacity.

     (a) Seller is a limited partnership duly organized and validly existing as a limited partnership under the laws of the State of California. Seller has the requisite power and authority to enter into this Agreement, sell the Shares and Partnership Interests to Buyer at Closing, perform its other obligations hereunder, and conduct its businesses as now being conducted. A true and complete copy of the partnership agreement of Seller, and a complete and accurate list of the names, residence or office addresses and percentage interests of all partners in Seller, have been provided to Buyer.

     (b) Each of the Company and the Seller Subs is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of the Seller Partnerships is a limited partnership duly organized and validly existing as a limited partnership under the laws of the State of California. None of the Seller Companies is licensed, qualified or admitted to do business in any jurisdiction other than the State of California, and there is no other jurisdiction in which the ownership, use or leasing of any of the Seller Companies's assets or properties, or the conduct or nature of their businesses, makes such licensing, qualification or admission necessary. The information concerning each of the Seller Companies set forth on Schedule
3.3 is accurate in all respects. True and complete copies of the articles or certificate of incorporation, bylaws and all other agreements, instruments or other documents relating to the creation and governance of the Company are attached to Schedule 3.1.

     (c) The minute books and other similar records of each of the Seller Companies have been made available to Buyer prior to the effective date hereof, and contain a true, correct and complete record of all action taken at all meetings, and by all written consents in lieu of meetings, of the stockholders, the boards of directors and committees of the boards of directors of each of the Seller Companies, excluding the Board of Governors of the Company. The stock and partnership transfer ledgers and other similar records of each of the Seller Companies have been made, or prior to Closing will be made, available to Buyer, are true, correct and complete, and accurately reflect all transactions in the capital stock or partnership interests of the Seller Companies.

     3.2 Corporate Powers; Consents; Absence of Conflicts With Other Agreements, Etc.

     (a) The execution, delivery and performance of this Agreement by Seller and all other agreements referenced in or ancillary hereto to which it is a party and the consummation of the transactions contemplated herein by Seller:

          (i) are within Seller's partnership powers, are not in contravention of law or of the terms of its agreement of partnership and amendments thereto, or the articles or certificate of incorporation and bylaws or partnership agreements of any of the Seller Companies, and have been duly authorized by all appropriate corporate or partnership action;

          (ii)  except as otherwise expressly herein provided or listed on
     Schedule 3.2, do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement;

          (iii)  except for liabilities included in the Company's
     Indebtedness to be Satisfied at Closing as expressly provided in Section 3.10, do not conflict, result in any breach or contravention of, or permit the acceleration of the maturity of any liabilities of Seller or of the Seller Companies, and do not create or permit the creation of any Encumbrance on or affecting any of the assets of Seller or the Seller Companies;

          (iv) do not violate any statute, law, rule or regulation of any governmental authority to which the any of the Seller Companies or its assets may be subject (including any bulk transfer law);

          (v) do not violate any judgment to which Seller or any of the Seller Companies may be subject; and

          (vi) except as expressly provided in Section 3.10 to the contrary with respect to the Company's Indebtedness to be Satisfied at Closing, do not conflict with or result in a breach or violation of any material agreement to which Seller or any of the Seller Companies is a party or to which any of them is bound.

     (b) This Agreement and all agreements to which Seller becomes a party hereunder are valid and legally binding obligations of Seller, enforceable against Seller in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

     3.3 Capital Stock of the Seller Companies. The authorized capital stock or partnership equity of each of the Seller Companies is set forth on Schedule
3.3 and is accurate in all respects. The Shares and Partnership Interests are duly authorized, validly issued, outstanding, fully paid and non-assessable, and the Shares constitute 100% of the issued and outstanding equity securities of each of the Seller Subs and the Partnership Interests, together with FVHC's partnership interest in FVOSCLP and FVIC's partnership interest in FVICLP, constitute 100% of the partnership interests of each of the Seller Partnerships. Seller owns the Shares and Partnership Interests beneficially and of record, free and clear of all Encumbrances. There are no outstanding securities, rights, subscriptions, warrants, calls, options, "phantom" stock rights or (except for this Agreement) other contracts, commitments obligations or claims of any kind that give any Person the right to (a) purchase or otherwise receive or be issued any shares of capital stock of the Company or any of the Seller Subs, partnership interests in the Seller Partnerships, or any security or liability of any kind convertible into or exchangeable for any such shares or partnership interests, (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or partnership interests of the Seller Companies, or
(c) participate in the equity, income or election of directors, officers or partners of any of the Seller Companies (except by virtue of Seller's equity interest in the Seller Companies). Except as set forth on Schedule 3.3, Seller has full voting power over the Shares and Partnership Interests, subject to no proxy, shareholders' or partners' agreement, voting trust or other agreement relating to the voting of any of the Shares or Partnership Interests. Other than this Agreement, there is no agreement between Seller and any Person with respect to the disposition of the Shares or Partnership Interests. At the Closing, Seller will transfer to Buyer good and valid title to all Shares and Partnership Interests, free and clear of all Encumbrances.

     3.4 Subsidiaries; Investments; Third Party Options. Except as set forth on Schedule 3.4,

     (a) none of the Seller Companies (i) owns a majority of the common stock of any corporation or (ii) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors of any corporation (each such corporation described in clause (i) or (ii) above, a "Subsidiary").

     (b) None of the Seller Companies owns any shares of capital stock of any corporation, interests in general or limited partnerships, and interests in joint ventures, or other equity or debt instruments in any such Persons (collectively, "Investments").

     (c) There are no existing agreements, options, commitments or rights with, of or to any Person to acquire, directly or indirectly, any of the Seller Companies' assets or any interest therein.

     3.5  Financial Statements.

     (a) Seller attaches hereto (Schedule 3.5) copies of the following financial statements prepared on an accrual-basis (together with the Closing Balance Sheet and the financial information delivered pursuant to Section 5.2(b), collectively, the "Financial Statements"):

          (i) an audited consolidated balance sheet of Seller as of October 31, 1993 (including the notes thereto, the "Audited Balance Sheet"), audited consolidated balance sheets and notes thereto of Seller as of October 31, 1992, and October 31, 1991, and the related consolidated statements of income and notes thereto, partners' equity and cash flows and notes thereto for the years then ended, together with the report thereon of BDO Seidman, independent auditors; and

          (ii)  an unaudited consolidated balance sheet of Seller as of May
     31, 1994 (including any notes thereto, the "Interim Balance Sheet"), and the related unaudited consolidated statements of income and cash flows for the seven months then ended.

     (b) The Financial Statements are true, complete and accurate and fairly present in all material respects the financial condition and results of operations of Seller and the Seller Companies as of the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted United States accounting principles, subject in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (which, if presented, would not differ materially from those included in the Audited Balance Sheet); and the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as otherwise expressly set forth therein.

     3.6 Extraordinary Liabilities. Seller attaches hereto an accurate list (Schedule 3.6) of all liabilities of the Seller Companies not included within
Schedule 3.5 which are of the kind and character required in financial statements prepared in accordance with generally accepted accounting principles, whether accrued, absolute, contingent or otherwise, together with, in the case of those liabilities which are not fixed in amount, a reasonable estimate of the maximum amount which may be payable in respect thereof. Except as disclosed in Schedules 3.5, 3.6 and 3.24 and to Seller's knowledge, none of the Seller Companies has liabilities of any nature, whether accrued, absolute, contingent or otherwise. To Seller's knowledge, there are no facts that are not fully disclosed in Schedule 3.5, 3.6 or 3.24 which might serve as the basis for any liability or obligation of the Seller Companies.

     3.7 Post-Balance Sheet Results. Since the Balance Sheet Date and except as set forth on Schedule 3.7, there has not been:

     (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), working capital reserves, income or business of Seller, the Seller Companies or the Facilities;

     (b) any damage, destruction or loss (whether or not covered by insurance) affecting any assets of the Seller Companies;

     (c) any increase in the compensation payable or to become payable by any of the Seller Companies to any of its employees or agents, or any bonus payment or arrangement made to or with any employees or agents, except in the ordinary course of business in accordance with existing personnel policies, and none of the Seller Companies has employed any additional management personnel;

     (d) any labor dispute, enactment of law or adoption of regulation or any event or condition of any character materially adversely affecting the business of Seller;

     (e) any sale, assignment, transfer, distribution or other disposition of any asset of the Seller Companies, except in the ordinary course of their business;

     (f) the incurrence of any material liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) except in the ordinary and regular course of the business of the Seller Companies or except as otherwise described in or contemplated by this Agreement;

     (g) the payment, discharge or satisfaction of any liability or obligation (whether absolute, accrued, contingent or otherwise) other than by payment, discharge or satisfaction in the ordinary and regular course of the business of the Seller Companies, except as otherwise described in or contemplated by this Agreement;

     (h) the imposition on any of Seller Companies' assets of any mortgage, pledge, lien, security interest, encumbrance or restriction;

     (i) the cancellation or waiver of any rights in respect of any of the Seller Companies' assets, except in the ordinary and regular course of their business;

     (j) the incurrence of any individual capital expenditure or commitment for additions to property, plant or equipment of the Facilities in excess of Fifty Thousand Dollars ($50,000), except Approved Capital Expenditures;

     (k)  any change in any method of accounting or accounting practice;

     (l) other than compensation paid in the ordinary course of employment or pursuant to the Contracts, the payment of any amount to, the payment of any amount on behalf of, the sale of any assets to, or the entering into of any agreement or arrangement with, any officer, director, shareholder or partner of Seller or the Seller Companies, or any Affiliate or Associate (as defined in Section 3.16) of any officer, director, shareholder or partner of Seller or the Company;

     (m) the payment of any amount to any Person in respect of any claim, obligation, liability, loss, damage or expense, of whatever kind or nature, based upon any provision of federal, state or local law or regulations or common law pertaining to environmental protection; or

     (n) the initiation or prosecution of any transaction by the Company outside the ordinary course of business which creates a liability or obligation in excess of Fifty Thousand Dollars ($50,000) other than the Approved Capital Expenditures.

     3.8 Accounts Receivable. The accounts receivable of Seller and the Seller Companies (including the Agency Receivables; the "Accounts Receivable") to the extent uncollected, arose from bona fide commercial transactions and are not subject to any Encumbrances; there are not any refunds, discounts or setoffs payable or assessable with respect to the Accounts Receivable (taken as a whole) not reflected in reserves or allowances in the Financial Statements; Seller adequately records on the Financial Statements all estimates for future Cost Report settlements under the Government Reimbursement Programs for all years open to settlement; Seller has heretofore delivered to Buyer the following information about the Accounts Receivable as of May 19, 1994: (a) the aging of the Accounts Receivable by financial classification; (b) each Account Receivable in excess of $10,000; and (c) each Account Receivable
(other than Agency Receivables) in excess of $2,000 that is more than 90 days past due.

     3.9 Inventory. The inventory and supplies of the Seller Companies are valued on the Financial Statements at the lower of cost (on a first-in, first-out basis) or market and are properly stated in the Balance Sheet as of the Balance Sheet Date.

     3.10 Real Property. The Company owns, or at Closing will own, fee or leasehold title to the real property described in Schedule 3.10 as the "Real Property", together with all buildings, improvements and fixtures thereon and all appurtenances and rights thereto (the "Real Property"), and neither Seller, nor the Company, nor any Affiliate of Seller has created or may assert any rights in respect of any Encumbrances which will interfere with the Company's use of the Real Property after Closing; and

     (a) the Real Property is subject only to Encumbrances of record, each as more particularly described in Schedule 3.10, and at Closing will be subject only to those Encumbrances of record relating to capital leases and indebtedness which is not the Company's Indebtedness to be Satisfied at Closing, and other Encumbrances approved by Buyer in writing after the effective date hereof (the "Permitted Encumbrances").

     (b) except as set forth on Schedule 3.10, the buildings standing on the Real Property are in a state of good condition and repair, to the knowledge of Seller are structurally sound, and are in need of no maintenance or repairs except for ordinary, routine maintenance;

     (c) the Real Property comprises all of the real property owned or leased by Seller and the Seller Companies associated with or employed in the operation of the Facilities or other businesses of the Seller Companies (other than the Excluded Real Property, which is not employed in the operation of the Facilities, and the real property subject to the Real Estate Purchase Agreement);

     (d) to Seller's knowledge, none of Seller and the Seller Companies has received a written notice (or reduced to writing an oral notice) of a violation of any applicable ordinance or other law, order, regulation or requirement, and none has received a written notice (or reduced to writing an oral notice) of condemnation or similar proceeding relating to any part of the Real Property or the operation thereof;

     (e) to Seller's knowledge, the Real Property and its operation are in compliance in all material respects with all planning, zoning and building codes and ordinances; to Seller's knowledge, none of Seller and the Seller Companies has received any outstanding or uncured notice alleging that the Facilities violate local planning, zoning and building codes and ordinances; and to Seller's knowledge the consummation of the transactions contemplated herein will not result in a violation of any applicable planning, zoning or building code or ordinance, or the termination of any applicable zoning variances or "grandfathering" now existing;

     (f) Seller has delivered to Buyer a true and genuine copy of (i) an A.L.T.A Survey, last revised on July 26, 1991, prepared by Robert Bein, William Frost & Associates ("BW&F"), (ii) an A.L.T.A. Survey, dated June 21, 1994, prepared by B,W & F, and (iii) an A.L.T.A. Survey, dated July 1, 1994, prepared by B,W & F (collectively, the "Survey"), which Survey is the latest prepared survey of the Real Property in the possession or control of Seller or any of the Seller Companies;

     (g) to Seller's knowledge and except as set forth on the Survey or disclosed on Schedule 3.10, no part of the Real Property contains, is located within or abuts any flood plain, navigable water or other body of water, tideland, wetland, marshland or any other area which is subject to special State, federal or municipal regulation, control or protection;

     (h) except for those tenants in possession of the Real Property under Contracts described in Schedule 3.14, there are no parties in possession of, or claiming any possession, adverse or not, to or other interest in, any portion of the Real Property as lessees, tenants at sufferance, trespassers or otherwise;

     (i) no tenant is entitled to any rebate, concession, or free rent, other than as reflected in the Contract with such tenant; no commitments have been made to any Tenant for repairs or improvements other than for normal repairs and maintenance in the future or improvements required by the tenant Contract; and no rents due under any of the tenant Contracts have been assigned or hypothecated to, or encumbered by, any Person, other than pursuant to the Encumbrances of the Company's Indebtedness to be Satisfied at Closing, or Permitted Encumbrances, as additional security for the payment thereof;

     (j) except as set forth on Schedule 3.10, all painting, repairs, alterations and other work required to be performed by the Seller Companies as landlord under each of the tenant Contracts, and all of the other obligations of the Seller Companies as landlord required to be performed thereunder, have been, or will be as of the Closing Date, fully performed and either paid for or accrued on the Final Balance Sheet; and

     (k) to the knowledge of Seller, all essential utilities (including water, sewer, gas, electricity and telephone service) are available to the Real Property, as currently developed by Seller, and, to the knowledge of Seller, there are no conditions existing which could result in the termination or reduction of the current access from the Real Property to existing roadways.

     3.11 Environmental Matters.

     (a) The following definitions apply to this Section: (i) "Environmental Claim" means any written notice (or oral notice reduced to writing by Seller) by a Person alleging potential liability of Seller or any of the Seller Companies (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (1) the presence, or release into the environment, of any Materials of Environmental Concern (as defined below) at any location, whether or not owned by the Company, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws; (ii) "Environmental Laws" means any and all federal, state, local and foreign laws and regulations (including common law) relating to pollution or protection of human health or the environment (including ground water, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern; (iii) "Materials of Environmental Concern" means pollutants, contaminants, hazardous waste, medical waste, toxic substances, petroleum and petroleum products; and (iv) "Environmental Reports" means (1) that certain Phase I Environmental Assessment, dated June 1994, including all appendices attached thereto, prepared for Guarantor by Gresham, Smith and Partners, and (2) that certain Preliminary Site Assessment dated May 17, 1989 (Job #18552-001-128) prepared by Dames & Moore, as amended; that certain Report Asbestos Consulting Services Bulk Sampling and Analysis for Drywall and Mud dated August 23, 1989 (Job No. 18552-003-136) prepared by Dames & Moore; that certain Underground Storage Tank Compliance Plan dated September 14, 1989 (Job No. 18552-004-015) prepared by Dames & Moore; that certain
Report of Liquefaction Studies Proposed Hospital Addition dated July 11, 1978 (Job No. D-78214) prepared by LeRoy Crandall & Associates; that certain Letter dated June 15, 1993 re Results of Supplemental Geotechnical Investigation (ESE Project No. 6-92-4839) prepared by Environmental Science & Engineering, Inc.; that certain Preliminary Geotechnical Investigation Proposed Emergency Room Expansion dated February 5, 1993 (Project No. 6-92-4042) prepared by Environmental Science & Engineering, Inc.; that certain Geotechnical Investigation Report dated March 29, 1993 (Project No. 6-92-4839) prepared by Environmental Science & Engineering, Inc.; that certain undated Phase I Preliminary Site Assessment (HLA Project No. 22831-1) prepared by Harding Lawson Associates; that certain Report Engineering Review for Refinancing Medical Office Buildings dated February 9, 1993 (Job No. 08-19-92-48) prepared by Seismic Design Consultants, Inc.; and all attachments and appendices and amendments to each of the above-listed documents. Seller has delivered to Buyer complete and genuine copies of the Environmental Reports, and Buyer acknowledges receipt of copies of the Environmental Reports. Buyer further acknowledges that it contracted for the Phase I Environmental Assessment, dated June, 1994 prepared by Gresham, Smith and Partners and, notwithstanding the fact that such report expressly prohibits the reliance by third Persons on the matters set forth therein, as between Buyer and Seller, Seller and the Seller Companies are relying on such report in connection with the representations and warranties contained in this Section 3.11.

     (b) To Seller's knowledge, each of Seller and the Seller Companies, and the conduct of their businesses, is in compliance in all material respects with all applicable Environmental Laws. Except as described in the Environmental Reports or on Schedule 3.11, neither Seller nor any of the Seller Companies has received any written communication (or reduced to writing any oral communication), whether from a governmental authority, employee or other Person, that alleges that Seller or any of the Seller Companies is not in full compliance with all applicable Environmental Laws. Each of Seller and the Seller Companies has all material permits, licenses and approvals required under applicable Environmental Laws to own its properties and to conduct its business thereon. All such permits and other governmental authorizations currently held by Seller and the Seller Companies pursuant to the Environmental Laws are identified in Schedules 3.11 and 3.18.

     (c) There is no Environmental Claim pending or, to Seller's knowledge, threatened against Seller, the Seller Companies or, to Seller's knowledge without investigation, against any Person whose liability for any Environmental Claim Seller or any of the Seller Companies has or may have retained or assumed either contractually or by operation of law.

     (d) To Seller's knowledge or except as set forth in the Environmental Reports and on Schedule 3.11, during the period Seller and the Seller Companies have operated any of the Facilities, no actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge or disposal of any Materials of Environmental Concern, have occurred that could reasonably be expected to form the basis of any Environmental Claim against Seller or any of the Seller Companies.

     (e) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where Seller and the Seller Companies currently stores, disposes or arranges for the disposal of Materials of Environmental Concern are identified in Schedule 3.11, (ii) to Seller's knowledge, all Contracts dealing with the removal, storage, disposal and handling of Materials of Environmental Concern are with properly licensed vendors, (iii) to Seller's knowledge, all underground storage tanks, and the capacity and contents of such tanks, located on the Real Property are identified in the Environmental Reports or on Schedule 3.11, (iv) to Seller's knowledge and except as set forth in the Environmental Reports or on Schedule 3.11, there is no asbestos contained in or forming part of Real Property, (v) except as set forth on Schedule 3.11, no polychlorinated biphenyls (PCBs) are used or stored at any Real Property, and
(vi) to Seller's knowledge, all cleanup and disposal efforts undertaken by Seller and the Seller Companies as a result of the leaking underground storage tank have been performed and completed in accordance with all applicable laws, rules, regulations and judgments in effect at the time of such clean-up.

     3.12 Equipment. Seller attaches hereto a depreciation schedule as of the Balance Sheet Date (Schedule 3.12) which, to Seller's knowledge, takes into consideration all the equipment associated with, or constituting any part of, the assets and businesses of Seller and the Seller Companies. Since the Balance Sheet Date, neither Seller nor any of the Seller Companies has sold or otherwise disposed of any item of equipment having a value in excess of $500, except with a comparable replacement thereof. The Seller Companies own (or have valid leasehold titles to) all equipment located on the Real Property or within the Facilities and which is ordinarily and typically required by any hospital, imaging center or surgery center, as the case may be, providing a similar scope and level of care as the Seller Companies. Except as set forth on Schedule 3.12, all equipment, whether reflected in the Financial Statements or otherwise, is well maintained and in good operating condition, except for reasonable wear and tear and except for items which have been written down in the Financial Statements to a realizable market value or for which adequate reserves have been provided therein. Except as set forth on Schedule 3.12, all medical and leased equipment is maintained in accordance with manufacturer and lessor requirements, and complete and accurate maintenance logs or journals have been maintained at all times. Except as set forth on Schedule 3.12, all equipment (except for leased equipment as to which the lessors have valid security interests) is held by the Company free and clear of any Encumbrance. No Person other than Company owns any equipment situated on the Real Property, except for (i) items leased by the Company pursuant to Contracts described on Schedule 3.14, (i) ordinary items customarily owned or leased by tenants of the Facilities and wholly within their respective leased premises, and (iii) other items with an aggregate value of less than $5,000. The Hospital's acute psychiatric unit presently occupies 40 beds on the second floor of the Living Care Center, but is equipped and licensed for a 40-bed acute psychiatric unit. The third floor of the Living Care Center is properly equipped to operate 40 licensed skilled nursing care beds. The fourth floor of the Living Care Center is licensed to operate 40 licensed skilled nursing care beds.

     3.13 Trademarks, Computer Software, etc. Except as set forth on Schedule 3.13, each of the Seller Companies has the right to use, free and clear of any royalty or other payment obligations, claims of infringement or other Encumbrances, (a) all Intellectual Properties used or needed by it in the conduct of its business or at the Facilities, including those Intellectual Properties described in Schedule 3.13; and (b) all computer software, programs and similar systems owned by or licensed under Contracts to the such company or used in the conduct of the business of the Facilities, including those computer software, programs and similar systems described in Schedule 3.13; and, except as set forth on Schedule 3.13, none of the Seller Companies is in conflict with or violation or infringement of, nor has Seller or any of the Seller Companies received any notice alleging any conflict with, or violation or infringement of, any Contract or other alleged rights of any Person with respect to any such Intellectual Properties or any computer software, programs or similar systems. To the knowledge of Seller, no other Person is in conflict with or in violation or infringement of any Contract or other rights of the Seller Companies in and to the Intellectual Properties, or any computer software, programs or similar systems. Except as set forth in Schedule 3.13, the Seller Companies will, subsequent to the Closing, without further action or the payment of additional fees, royalties or other compensation to any Person, be entitled to unrestricted (except as provided in the Contracts) use of all Intellectual Properties, computer software, programs and similar systems currently used in the Facilities. The computer software, programs and similar systems currently used in the Facilities support the accounting and operational requirements of the Facilities.

     3.14 Agreements and Commitments. Seller attaches hereto an accurate list (Schedule 3.14) of all commitments, contracts, leases, licenses, agreements and understandings, and all outstanding offers or solicitations to enter into any of the foregoing (hereinafter called "Contracts"), written or oral, relating to the Facilities or operation thereof, to which Seller or any of the Seller Companies is a party, or by which any of them or any of their assets are bound (including provider based physician agreements, managed care agreements, agreements with health maintenance organizations, independent practice organizations, preferred provider organizations or other alternative delivery systems, joint venture or partnership agreements, employment agreements, tenant leases, property management agreements, equipment leases and schedules, equipment maintenance agreements and schedules, agreements with municipalities and labor organizations, loan agreements, bonds, mortgages, liens and other security agreements). Seller has delivered true and correct copies of the

Contracts to Buyer. Except as set forth on Schedule 3.14, there are no Contracts which render, or after Closing would render, Seller unable to perform its obligations under this Agreement. Except for Contracts listed on Schedule 3.14, there are not:

     (a) any Contracts to which any of the Seller Companies is a party, or affecting its assets or business, which cannot, or in reasonable probability will not, be performed or terminated before ninety (90) days after the Closing Date without the payment of a penalty or other monies;

     (b) any Contracts affecting ownership of, title to, use of, or any interest in any Real Property, excluding this Agreement and the Real Estate Purchase Agreement;

     (c) any Contracts with respect to marks, names (including the names "Fountain Valley Regional Hospital and Medical Center", "Fountain Valley Hospital", Fountain Valley Medical Center", "Fountain Valley Outpatient Surgery Center", "The Women's and Children's Hospital at Fountain Valley", "Regional Care Center", "Living Care Center" and "Fountain Valley Imaging Center"), trademarks, service marks, patents, patent rights, assumed names, logos and copyrights (including variants thereof and applications therefor) (collectively, "Intellectual Properties") used in connection with the ownership and operation of the Facilities;

     (d) any Contracts relating to computer or data processing programs, software or source codes utilized by any of the Seller Companies in the conduct of its business;

     (e) any collective bargaining agreements or other Contracts with labor unions or other employee representatives or groups of employees affecting or which could affect any of the Seller Companies;

     (f) any employment or other Contracts with individual employees or agents of any of the Seller Companies, and any Contracts between or among Affiliates of Seller;

     (g) any Contracts providing for payments based in any manner on the revenues, purchases or profits of any of the Seller Companies, or its business;

     (h)  any Contracts relating to the Consolidation;

     (i) any Contracts with referral sources to any of the Facilities, indicating specifically on Schedule 3.14 all such Contracts; or

     (j) any Contracts, whether in the ordinary course of business or not, which involve the future payment, performance of services or delivery of goods or materials to or by any of the Seller Companies of any amount or value in excess of Ten Thousand Dollars ($10,000) in the aggregate affecting or which could affect the assets or business of any of the Seller Companies.

     3.15 The Contracts.

     (a) Except as set forth on Schedule 3.15, the Contracts constitute lawful, valid and legally binding obligations of Seller or one or more of the Seller Companies, as the case may be, and are enforceable against Seller or the respective Seller Company, as the case may be, in accordance with their terms;

     (b) each Contract constitutes the entire agreement by and between the parties thereto;

     (c) in all material respects, all obligations required to be performed under the terms of the Contracts by Seller or the respective Seller Company, as the case may be, and, to Seller's knowledge, by the other parties to the Contracts, have been performed, no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under the Contracts, and each of such Contracts is in full force and effect;

     (d) except as expressly set forth on Schedule 3.14, none of the Contracts requires the consent of any Person to the purchase by Buyer of the Shares and the Partnership Interests; and

     (e) exept as set forth on Schedule 3.14, the purchase of the Shares and Partnership Interests by Buyer at Closing will not result in any penalty, premium or material variation of the rights, remedies, benefits or obligations of any party to the Contracts.

     3.16 Certain Affiliate Transactions.  Except as set forth in Schedule 3.16:

     (a) the Company is not indebted, either directly or indirectly, to any partner, officer or director of Seller or the Seller Companies, or to any other Person in which any of the foregoing has a financial interest ("Associate"), in any amount whatsoever relating to the business of the Seller Companies or the Facilities, other than current obligations for payments of salaries, bonuses and other fringe benefits for past services rendered or payments under any Contract disclosed on Schedule 3.14; and

     (b) no partner, officer or director of Seller or the Seller Companies, and no Associate, is indebted to any of the Seller Companies.

     3.17 Title to Personal Property. The Seller Companies own, or at Closing will own, and hold good and valid title to all assets (other than the Real Property), tangible or intangible, constituting, associated with or employed in the operation of the Facilities or located on the Real Property, free and clear of any and all Encumbrances other than Permitted Encumbrances and those other Encumbrances described on Schedule 3.17 (the "Other Permitted Encumbrances").

     3.18 Healthcare License. The Hospital is duly licensed by the California Department of Health Services as a 413-bed general acute care hospital, allocated as follows: general acute care-209; skilled nursing-80; acute psychiatric-40; intensive care-29; pediatric-23; perinatal-18; and neonatal ICU-14. The ancillary departments located at the Facilities which are required to be specifically licensed (including the Surgery Center) are duly licensed by the appropriate state health agencies. The Facilities are in compliance in all material respects with such licensing requirements.
Seller attaches hereto an accurate list and summary description and copy (Schedule 3.18) of all material licenses, permits, franchises and certificates of need owned or held by the Seller Companies relating to the ownership, development or operations of the Facilities, all of which are, to Seller's knowledge, in good standing and not subject to meritorious challenge. There are no provisions in or agreements relating to any such licenses, permits, franchises and certificates of need which would preclude or limit the Seller Companies from operating the Facilities and using all the beds therein as they are currently classified. Attached to Schedule 3.18 is a copy of all licensure survey reports of the California Department of Health Services, and all fire marshall reports, relating to the Facilities issued after January 1, 1992. All violations set forth in such reports, if any, or of which Seller or any of the Seller Companies has notice or knowledge, have been or prior to Closing will be corrected in all material respects. Schedule 3.18 also lists the Hospital's peer review organizations.

     3.19 Employee Benefit Plans.

     (a) As used herein, the term: (i) "Code" means the Internal Revenue Code of 1986, as amended; (ii) "ERISA" means the Employment Retirement Income Security Act of 1974, as amended; (iii) "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2); (iv) "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1); (v) "Employee Benefit Plan" means any
(1) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (2) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (3) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (4) Employee Welfare Benefit Plan or material fringe benefit plan or program; (vi) "Other Plan" means any Contract or program (other than those described on Schedule 3.20) which provides cash or non-cash benefits or perquisites to employees of any of the Seller Companies, but which is not an Employee Benefit Plan; (vii) "Fiduciary" has the meaning set forth in ERISA Section 3(21); (viii) "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37); (ix) "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563;
(x) "PBGC" means the Pension Benefit Guaranty Corporation; (xi) "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975; and (xii) "Reportable Event" has the meaning set forth in ERISA Sec. 4043;

     (b) Schedule 3.19 lists each Employee Benefit Plan and Other Plan that the Seller Companies maintain or to which any of them contributes.

          (i) Except as set forth in Schedule 3.19, each Employee Benefit Plan (and related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws, and has been administered and operated in accordance with the terms of the Plan;

          (ii) all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan, and the requirements of Part 6 of Subtitle B to Title I of ERISA and of Code Sec. 4980B have been met with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan;

          (iii) all contributions (including employer contributions and employee salary reduction contributions) to each Employee Benefit Plan which is an Employee Pension Benefit Plan that are required to be paid prior to the Closing Date have been paid, and all contributions in respect of periods ending the day prior to the Closing Date that are not required to be paid prior to the Closing Date have been accrued on the Final Balance Sheet in accordance with applicable laws and consistent with the past custom and practice of Seller; all premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan;

          (iv) each Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received a favorable determination letter from the Internal Revenue Service, copies of which have been provided to Buyer;

          (v) the market value of assets under each Employee Benefit Plan which is an Employee Pension Benefit Plan equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination; and

          (vi) Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letters received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding agreements which implement each Employee Benefit Plan.

     (c) With respect to each Employee Benefit Plan that Seller, any of the Seller Companies, or the Controlled Group of Corporations which includes Seller or any of the Seller Companies, maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

          (i) no such Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any Employee Pension Benefit Plan has been instituted or threatened;

          (ii) there have been no Prohibited Transactions with respect to any Employee Benefit Plan; no Fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan; no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or threatened; and, to Seller's knowledge, there exists no basis for any such action, suit, proceeding, hearing or investigation; and

          (iii) none of the Seller Companies has incurred, and, to Seller's knowledge, there is no reason to expect that any of the Seller Companies will incur or be responsible for, any material liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any Employee Benefit Plan which is an Employee Pension Benefit Plan.

     (d) None of the Seller Companies, and none of the other members of the Controlled Group of Corporations that includes any of the Seller Companies, contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

     (e) None of the Seller Companies, and none of the other members of the Controlled Group of Corporations that includes the Seller Companies, maintains or contributes, or ever has maintained or contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

     (f) Seller has delivered to Buyer true and genuine copies of all plan documents relating to the Company's "Money Purchase Pension Plan".

     3.20 Employees and Employee Relations. Schedule 3.20 attached hereto sets forth a complete list (as of the date set forth therein) of names, positions, current annual salaries or wage rates, and bonus and other compensation arrangements of all full-time and part-time employees of Seller and the Seller Companies employed in the operation of the Facilities and businesses of Seller and the Seller Companies (indicating whether each employee is part-time or full-time). Pursuant to a judgment of the United States Court of Appeals for the Ninth Circuit, the Company is negotiating with the United Nurses Association of California ("UNAC"), as the duly elected bargaining agent for the nonprofessional medical staff of the Hospital. To Seller's knowledge, the Company's relations with its employees and UNAC are good. There is no pending or, to Seller's knowledge, threatened employee strike, work stoppage or labor dispute. Other than as set forth in the UNAC Contract or above, to Seller's knowledge, no union representation question exists respecting any employees of Seller or any of the Seller Companies, no collective bargaining agreement exists or is currently being negotiated by Seller or any of the Seller Companies, no demand has been made for recognition by a labor organization by or with respect to any employees of Seller or any of the Seller Companies, no union organizing activities by or with respect to any employees of Seller or any of the Seller Companies are taking place, and none of the employees of Seller or any of the Seller Companies is represented by any labor union or organization. Except as set forth on Schedule 3.20, there is no unfair practice claim against Seller or any of the Seller Companies before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to Seller's knowledge, threatened against or involving the Facilities, and none has occurred. The Seller Companies are in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. To Seller's knowledge, none of Seller and the Seller Companies is engaged in any unfair labor practices. Except as set forth on Schedule 3.20 or 3.24, there are no pending or, to Seller's knowledge, threatened EEOC, wage and hour, unemployment compensation, workers' compensation or similar claims against Seller or any of the Seller Companies or the Facilities. Schedule 3.20 also sets forth a complete list of employees whose employment with Seller or any of the Seller Companies has terminated for any reason (i) as of the effective date hereof, at any time during the 90 day period ending no earlier than two business days prior to the effective date hereof, and (ii) as of the Closing Date, since date of the immediately preceding list. Except with respect to the Key Employee Agreements, none of the Seller Companies will be subject to any claim or liability for severance pay as a result of the transactions contemplated by this Agreement. All claims of present and former employees of Seller and the Seller Companies on the account of or for (a) overtime pay for any period on or before the Closing Date, (b) wages, salary, bonuses or amounts accruing under any Employee Benefit Plan or Other Plan, or (c) sick pay, severance pay, claim for unlawful discharge, holiday or vacation pay or paid time off, have been or will be fully accrued on the Financial Statements

     3.21 Taxes.

     (a) As used herein, the term (i) "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, stamp, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, tax, assessment, charge, levy or fee of any kind whatsoever, including any interest or penalties thereon and additions thereto, which are due or alleged to be due to any taxing authority, whether disputed or not; (ii) "Tax Return" means any federal, state or local return, declaration, report, claim for refund, information return or statement, including any schedule or attachment thereto and amendments relating to Taxes; and (iii) "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local or foreign law.

     (b) The Seller Companies have filed all Tax Returns required to be filed by or on behalf of any of them, all such Tax Returns are correct and complete in all material respects, and the Seller Companies have duly paid or made provision in the Financial Statements for the payment of all Taxes; except as set forth on Schedule 3.21, none of the Seller Companies currently is the beneficiary of any extension of time within which to file any Tax Return; no claim has ever been made by a taxing authority in a jurisdiction where any of the Seller Companies does not file Tax Returns that it is or may be subject to Tax by that jurisdiction; and there are no Encumbrances on any assets of any of the Seller Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

     (c) Each of the Seller Companies have withheld proper and accurate amounts from its employees' compensation in full and complete compliance with all withholding and similar provisions of the Code and any and all other applicable laws, and has withheld and paid, or caused to be withheld and paid, all Taxes on monies paid by the Seller Companies to independent contractors, creditors, stockholders, partners and other Persons for which withholding or payment is required by law.

     (d) None of the Seller Companies expects any taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed; except as set forth on Schedule 3.21 or 3.24, there is no dispute or claim concerning any Tax liability of the Seller Companies either (i) claimed or raised by any authority in writing, or (ii) as to which either Seller or any of the Seller Companies has notice or knowledge based upon personal contact with any agent of such authority; Schedule 3.21 lists all federal, state, local and foreign income Tax Returns filed with respect to the Seller Companies for taxable periods ended on or after October 31, 1986, indicates those Tax Returns that have been audited and those that currently are the subject of audit or that have not been audited; Seller has provided to Buyer access to all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Seller Companies prior to October 31, 1986.

     (e) There is not currently in effect any waiver of a statute of limitations in respect of Taxes Seller or any of the Seller Companies or any agreement to extend the time with respect to a Tax assessment or deficiency.

     (f) None of the Seller Companies has filed a consent under Code Sec. 341(f) concerning collapsible corporations; none of the Seller Companies has made any payments, is obligated to make any payments, and is a party to any Contract that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Sec. 280G; none of the Seller Companies has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii); the Seller Companies have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662; none of the Seller Companies is a party to any Tax allocation or sharing agreement; none of the Seller Companies is or has been a member of an Affiliated Group filing a consolidated federal income Tax Return.

     (g) Schedule 3.21 sets forth the basis of the Seller Companies in their assets as of April 30, 1994.

     (h) The Taxes of the Seller Companies for the current fiscal year (i) do not exceed, as of the Interim Balance Sheet Date, the amount of estimated tax payments for such fiscal year set forth on the Interim Balance Sheet, and (ii) do not exceed such estimated tax payments, adjusted for the passage of time through the Closing Date, in accordance with the past custom and practice of the

Seller Companies in preparing monthly balance sheets, paying estimated taxes, and filing their Tax returns.

        (i) None of the Seller Companies has any liability for the Taxes of any Person other than the Seller Companies (i) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

     (j) For federal income Tax purposes, the Consolidation shall constitute a taxable exchange of those assets described in the Consolidation documentation for additional shares of common stock in the Company and the assumption by the Company of those liabilities of Seller described in the Consolidation documents.

     3.22 Medicare Participation/Accreditation. The Facilities are qualified for participation in the Medicare, MediCal and CHAMPUS programs (together with their respective intermediaries or carriers, the "Government Reimbursement Programs") are entitled to reimbursement under the Medicare Program for services rendered to qualified Medicare beneficiaries, and comply in all material respects with the conditions of participation in, and have received all approvals or qualifications necessary for capital reimbursement on the assets of the Seller Companies from, all Government Reimbursement Programs.
The Hospital voluntarily terminated its contract with MediCal in 1990, and, therefore, does not currently hold a contract with MediCal. The acute psychiatric unit has been reimbursed on a cost basis since November 1, 1993. There is no pending or, to Seller's knowledge, threatened proceeding or investigation by any of the Government Reimbursement Programs, or for reimbursement of amounts due or to become due to the Seller Companies from the
Government Reimbursement Programs (the "Agency Receivables").   The cost
reports of the Facilities for which cost reports may be filed under the Government Reimbursement Programs, and for reimbursement of any other Agency Receivables ("Cost Reports") for all Cost Report periods through October 31, 1993, have been filed and have been audited through the Cost Report period ending October 31, 1992. The Cost Reports since October 31, 1980 were filed when due and do not claim, and the Facilities have not received, reimbursement in excess of the amount provided by law or any applicable agreement, except to the extent set forth in the Financial Statements. Except as set forth on
Schedule 3.22, there exists no dispute or issue under appeal between Seller or any of the Seller Companies and any governmental authority, fiscal intermediary or carrier or other Person regarding the Government Reimbursement Programs for Cost Report periods subsequent to October 31, 1980, other than with respect to adjustments made in the ordinary course of business for open Cost Report years which do not involve more than $100,000 in the aggregate. All liabilities and contractual adjustments of the Facilities under the Government Reimbursement Programs have been properly reflected and adequately reserved in the Financial Statements. The inpatient acute psychiatric program of the Hospital has applied for designation as an involuntary unit with the Orange County Mental Health Department under the Lanterman-Petris-Short Act. Schedule 3.22 lists all accreditations and trade memberships held by the Seller Companies. The Hospital is duly accredited with no contingencies (except as set forth in Schedule 3.22), by the JCAHO for the three (3) year period ending July 31, 1994 and, to Seller's knowledge, no circumstances exist which could result in the Hospital's failure to receive accreditation without contingencies by the JCAHO for the three year period ending July 31, 1997. Seller has attached to Schedule 3.22 true and complete copies of the most recent JCAHO and other accreditation survey reports and deficiency lists, Statement of Deficiencies and Plan of Correction, and state licensing report and list of deficiencies, if any. The Company has taken all reasonable steps to correct all material deficiencies noted therein.

     3.23 Legal and Regulatory Compliance. Except as set forth on Schedule 3.23, each of the Seller Companies is in compliance in all material respects with all applicable laws of federal, state and local authorities and all applicable rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over the Facilities and the operations thereof, including the Internal Revenue Service, the California Franchise Tax Board, the Office of Statewide Health Planning and Development, the South Coast Air Quality Management Association, and the California Department of Health Services; and the Seller Companies have timely filed all reports, data and other information required to be filed with such commissions, boards, bureaus and agencies where a failure to file timely would have an adverse effect on the Company's business or assets. Except as set forth on Schedule 3.23, neither Seller nor any of the Seller Companies has received written notice of, nor to Seller's knowledge is there threatened, any investigation by governmental authorities regarding a violation of the Medicare fraud and abuse provisions of the federal Social Security Act or any comparable state legislation.

     3.24 Litigation or Proceedings. Seller attaches hereto an accurate list and summary description (Schedule 3.24) of all litigation, arbitration or other proceedings with respect to the Facilities and businesses of the Seller Companies to which any of the Seller Companies, or any insurer of any of the Seller Companies is a party. None of the matters disclosed in Schedule 3.24 will result in any cost, expense, damage or liability (including court costs or attorneys fees) to the Seller Companies after Closing, other than Assumed Litigation specifically identified as such on Schedule 3.24, that is not covered by the insurance policies described in Section 3.25, and the ultimate result of all such proceedings will not have a material adverse effect on the financial condition of any of the Seller Companies. Except as set forth on
Schedule 3.24, none of the Seller Companies is in default under any judgment of any court, arbitration tribunal or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located. Except to the extent set forth on Schedule 3.24, there are no claims, actions, suits, proceedings or investigations pending, or to Seller's knowledge, threatened against or affecting the Company, at law or in equity, or before or by any court, arbitration tribunal, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located and, to Seller's knowledge, there exist no facts that might reasonably form the basis of any such claim, action, suit, proceeding or investigation on or after the Closing Date.

     3.25 Insurance. Seller attaches hereto an accurate schedule (Schedule 3.25) disclosing the insurance policies covering the ownership and operations of the assets and operations of the Company, which Schedule reflects the policies' numbers, terms, identity of insurers, amounts and coverage. All of such policies are outstanding and in full force and effect with insurers unaffiliated with Seller, with no premium arrearages. Except as described on
Schedule 3.25, to Seller's
knowledge, since January 1, 1989, no liability insurance carrier has cancelled or reduced, or given notice of its intention to cancel or reduce, the policy limit (including an increase in the self-insured retention) of any liability insurance coverage with respect to the Facilities and, to Seller's knowledge, there exist no grounds to cancel or avoid any such policies or the coverages provided thereby. True and correct copies of all such policies and any endorsements thereto have been or will be delivered to Buyer prior to Closing.

     3.26 Board and Medical Staff Matters.

     (a) Attached to Schedule 3.26 are copies of the annual management letters from Seller's independent certified accountants for the last three fiscal years. Seller has provided to Buyer (i) true and correct copies of those portions of the minutes of meetings since April 1, 1991, of the partners and executive committees of Seller relating to the ownership and operation of the Facilities and the Assets, (ii) access to the minutes of all meetings of the directors, partners and executive and other committees of the Seller Companies, excluding the Board of Governors of the Company.

     (b) Attached to Schedule 3.26 are true, correct and complete copies of the bylaws and rules and regulations of the medical staff and medical executive committee of the Facilities. As of February 28, 1993, there were 757 members on the Hospital's active, associate and courtesy medical staffs and, as of July 13, 1994, there were 828 members on the Hospital's active, associate and courtesy medical staffs. Except as set forth on Schedule 3.26, there are no pending or, to Seller's knowledge, threatened disputes with medical staff members or applicants or allied health professionals, and, except as set forth on Schedule 3.26, all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. Schedule
3.26 sets forth a complete and accurate list and description of (a) the name of each member of the medical staff (active, associate, courtesy or other) of the Facilities since January 1, 1992, (b) the age of each current medical staff member, (c) the title, specialty and board certification, if any, of each medical staff member, (d) the names of medical staff members (current and former) in respect of whom any of the Seller Companies has made a report to the National Practitioners Data Bank during the last three years, and (e) the number of current medical staff members in respect of whom any committee of the medical staff has recommended adverse action which is not yet final.

     3.27 Special Funds. None of the Seller Companies or their assets (including restricted cash) are subject to any liability in respect of funds received by any Person for the purchase or improvement of any of the Seller Companies's assets under restricted or conditioned grants or donations, including monies received under the Public Health Service Act, 42 U.S.C.
Section 291 et seq. (the "Hill-Burton Act").

     3.28 Brokers and Finders. Except as set forth on Schedule, 3.28, none of Seller, the Seller Companies, any Affiliate of Seller, and any officer, director, employee or agent thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder.

     3.29 Experimental Procedures. Except as set forth on Schedule 3.29, since January 1, 1990, the Company has not performed or authorized the performance of any experimental or research procedures or studies involving patients in the Facilities.

     3.30 Solvency. Seller is not, and after Closing as a result of the transactions contemplated hereby will not be, rendered insolvent or otherwise unable to pay its debts as they become due; Seller has no intention of filing in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or any portion of Seller's property; and, to Seller's knowledge, no other Person has filed or threatened to file such a petition against Seller.

     3.31 Operation of the Facilities. The assets, properties, goodwill and businesses owned or leased by Seller and the Seller Companies on the effective date hereof and by the Seller Companies after the Consolidation constitute all assets, properties, goodwill and business necessary to operate the Facilities in all material respects in the manner in which they have been operated prior to the effective date hereof.

     3.32 Full Disclosure. This Agreement and Schedules hereto and all other documents and information furnished to Buyer and Buyer's representatives by Seller pursuant hereto do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER.

     As of the date hereof, Buyer represents and warrants to Seller the following:

     4.1 Corporate Capacity. Buyer is a for-profit corporation duly organized and validly existing in good standing under the laws of the State of California. Buyer has the requisite power and authority to enter into this Agreement, perform its obligations hereunder and to conduct its businesses as now being conducted.

     4.2 Corporate Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement by Buyer and all other agreements referenced in or ancillary hereto to which Buyer is a party and the consummation of the transactions contemplated herein by
Buyer:

     (a) are within Buyer's corporate powers and are not in contravention of the terms of its Articles or Certificate of Incorporation and Bylaws, or any amendments thereto, and have been approved by all requisite corporate action;

     (b) except as otherwise expressly herein provided, do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement;

     (c) do not conflict with or result in any breach or contravention of, or the creation of any Encumbrance under, any indenture, agreement, lease, instrument or understanding to which Buyer is a party or by which Buyer is bound;

     (d) do not violate any statute, law, rule or regulation of any governmental authority to which Buyer may be subject and which may have an effect on the Shares subsequent to Closing;

     (e) do not violate any judgment to which Buyer may be subject and which may have an effect on the Shares subsequent to Closing; and

     (f) do not conflict with or result in a breach or violation of any material agreement or commitment to which Buyer is a party.

     4.3 Binding Effect. This Agreement and all other agreements to which Buyer becomes a party hereunder are valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with the respective terms hereof and thereof, except as enforceability against Buyer may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

     4.4 Brokers and Finders. Neither Buyer nor any Affiliate of Buyer, nor any officer, director, employees or agent thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder.

     4.5 Purchase for Investment. The Shares and the Partnership Interests are being acquired by Buyer (or, if applicable, its assignee pursuant to Section 12.8), for its own account for the purpose of investment, it being understood that the ability to dispose of such Shares or the Partnership Interests shall be entirely within the discretion of Buyer, provided that Buyer will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to violate any registration provision of the Securities Act of 1933, as amended, or the qualification provisions of the California Corporate Securities Act of 1968, as amended.

5.   COVENANTS OF SELLER.

     5.1 Intercompany Liabilities. On or before thirty (30) calendar days after the effective date hereof, Seller will furnish Buyer with a true and complete list and description of all intercompany liabilities between any of the Seller Companies, on the one hand, and Seller, any Affiliate of Seller, or any officer, director or partner of Seller or the Seller Companies, on the other hand, which are expected to be outstanding immediately prior to Closing. Seller will cause the Seller Companies to not enter into, modify or amend any Contract, and to not engage in any transaction with Seller, any Affiliate of Seller or any officer, director or partner of Seller or the Seller Companies, provided that the foregoing limitation shall not apply to (i) the Company's entering into of the Key Employee Agreements, (ii) transactions required to consummate the Consolidation, and (iii) actions necessary to comply with the following sentence. On or prior to the Closing Date, Seller will terminate, and will cause its officers, directors, partners and Affiliates to terminate, each such Contract with the Seller Companies without penalty or further liability of any kind or nature.

     5.2  Access to and Provision of Additional Information.

     (a) From the effective date hereof until the Closing Date and except where prohibited by law or when necessary to preserve attorney-client privilege, Seller shall provide, and cause its agents (including counsel and accountants) to provide, to the officers and agents of Buyer full and complete access to and the right to inspect the plants, properties, books and records of the Seller Companies, and will furnish and cause to be furnished to Buyer all material information concerning the Seller Companies or their businesses not otherwise disclosed pursuant to this Agreement, and such additional financial, operating and other data and information regarding the Seller Companies and their businesses as Buyer may from time to time reasonably request, without regard to where such information may be located.

     (b) Within 20 days following the end of each calendar month prior to the Closing Date, and within 30 days following the end of each calendar quarter prior to the Closing Date, Seller will deliver to Buyer true and complete copies of the unaudited balance sheets and the related unaudited statements of income and cash flow of, or relating to, the Seller Companies for each such month or quarter then ended, together with any notes thereto.

     (c) From the effective date hereof until the Closing Date, Seller shall cause the Seller Companies's officers and employees to confer on a regular and frequent basis with one or more representatives of Buyer to report material operational matters in respect of the Seller Companies and the Facilities and to report the general status of on-going operations. Seller shall notify Buyer in writing of any material changes in the operations, financial condition or businesses of the Facilities or the Seller Companies and of any complaints, investigations, hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated) of any Person which would materially and adversely affect the businesses of the Seller Companies, and shall keep Buyer fully informed of such events and permit its representatives to participate in all discussions relating thereto.

     5.3 Operations. From the effective date hereof until the Closing Date and except as otherwise provided in this Agreement, Seller will cause the Seller Companies to use their best efforts to:

     (a) carry on the Seller Companies' businesses in substantially the same manner as the Seller Companies have heretofore and not make any material change in personnel, operations, finances, accounting policies, or real or personal property of the Facilities;

     (b) maintain the Seller's Companies's assets and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted;

     (c) operate the Seller Companies and the Facilities in accordance with all applicable laws, rules, regulations and judgments;

     (d) perform all of the Seller Companies' obligations under the Contracts as they become due;

     (e) take all actions necessary and appropriate to render title to the Shares, the Partnership Interests and the Seller Companies's assets free and clear of all Encumbrances (except for the Permitted Encumbrances) and to obtain appropriate releases, consents, estoppels and other instruments as Buyer may reasonably request;

     (f) keep in full force and effect present insurance policies or other comparable insurance and maintain sufficient liquid assets to meet all deductible, self-insurance or copayment requirements under present insurance policies;

     (g) maintain and preserve the Seller Companies' business organizations and operations intact; retain the present employees at the Facilities; maintain the Seller Companies' relationships with physicians, suppliers, customers and others having business relations with the Seller Companies; and take such actions as are necessary and to cause the smooth, efficient and successful transition to Buyer of such business organizations and operations and employee and other relations at Closing; and

     (h) permit and allow reasonable access by Buyer to discuss post-Closing employment with any of Seller or Seller Companies' personnel, and to establish relationships with physicians and others having business relations with the Seller Companies, provided that such actions do not materially and adversely interfere with the business of the Seller Companies.

     5.4 Negative Covenants. From the effective date hereof until the Closing Date and except as otherwise expressly provided in this Agreement, Seller will not, in the case of clauses (b) and (g) below, and will cause the Seller Companies not to, in the case of all clauses below other than (b), without the prior written consent of Buyer:

     (a) amend or terminate any of the Contracts, enter into any Contract or incur or agree to incur any liability, except in the ordinary course of business, and in no event that requires the payment by the Seller Companies of an amount greater than Fifty Thousand Dollars ($50,000) per Contract or $1,000,000 in the aggregate, or that is not terminable without cause or penalty within ninety (90) days following the Closing Date;

     (b) make offers of employment to any employees of the Seller Companies for employment with Seller or any Affiliate of Seller after Closing;

     (c) increase compensation payable or to become payable to, make a bonus payment to, or otherwise enter into one or more bonus agreements with, any employee or agent of the Seller Companies, except in the ordinary course of business in accordance with existing personnel policies;

     (d) create, assume or permit to exist any new Encumbrance upon any of the Seller Companies' assets;

     (e) sell, assign, transfer, distribute or otherwise dispose of any property, plant or equipment of the Seller Companies, except in the normal course of business with comparable replacement thereof;

     (f)  take any action outside the ordinary course of business;

     (g) amend the articles or certificate of incorporation, bylaws or partnership agreements of the Seller Companies, or take any action relating to any such amendment or any liquidation or dissolution of the Seller Companies or Seller;

     (h) authorize or issue any shares of the stock of the Seller Companies or other equity securities; enter into any Contract or grant any option, warrant, or right calling for the authorization or issuance of any such shares or other equity securities; create or issue any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities; or issue any options, warrants, or rights to purchase any such convertible or exchangeable securities;

     (i) declare, set aside or pay any dividend or other distribution in respect of the capital stock of the Seller Companies or partnership equity of Seller, or directly or indirectly redeem, purchase, or otherwise acquire any capital stock of the Seller Companies or any interest in or right to acquire such stock, provided that Seller may distribute on or prior to the Closing Date all distributions to partners accrued by Seller in the ordinary course of Seller's business.

     (j) either (i) acquire or agree to acquire a block of business or all or substantially all the assets or properties or capital stock or other equity securities of any Person, (ii) otherwise acquire or agree to acquire control or ownership of any Person by merger, consolidation or other combination, or (iii) make any capital expenditures except in the ordinary course of business and consistent with past practice and in an amount not exceeding $50,000; provided that Buyer hereby consents to, and Seller shall cause the Company to incur and pay or accrue prior to Closing, the capital expenditures described on Schedule
5.4 (the "Approved Capital Expenditures"); or

     (k) create, incur, assume, guarantee or otherwise become liable for, cancel, pay, agree to cancel or pay, otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of any of the Seller Companies to receive any direct or indirect payment or other benefit under, any liability of any of the Seller Companies, except in the ordinary course of business consistent with past practices and in an amount not exceeding $50,000 individually or $500,000 in the aggregate.

     5.5 Governmental Approvals. From the effective date hereof until the Closing Date, Seller shall, and shall cause each of the Seller Companies to,
(a) promptly apply for and use its best efforts to obtain prior to Closing all consents, approvals, authorizations and clearances of governmental and regulatory authorities required of Seller or the Seller Companies to consummate the transactions contemplated hereby, (b) provide such information and communications to governmental and regulatory authorities as Buyer or such authorities may reasonably request, and (c) assist and cooperate with Buyer to obtain all consents, licenses, permits, approvals, authorizations and clearances of governmental and regulatory authorities that Buyer reasonably deems necessary or appropriate, and to prepare any document or other information required of Seller or the Seller Companies by any such authorities, to consummate the transactions contemplated herein.

     5.6 FTC Notification. The parties acknowledge that on June 14, 1994, a Notification and Report Form was filed by each of Buyer and Seller with the Federal Trade Commission ("FTC") and the United States Department of Justice ("Justice Department") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). From the effective date hereof until the Closing Date, Seller shall file, if and to the extent required by law, file, all reports or other documents required or requested by the FTC or the Justice Department concerning the transactions contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the effective date of this Agreement. Seller shall furnish to Buyer such information concerning the Seller Companies as Buyer needs to perform its obligations under Section 6.1.

     5.7 No-Shop Clause. From the effective date hereof until the earlier of the termination of this Agreement or August 31, 1994 (unless the Closing Date is extended beyond such date by the parties), Seller shall not, and will not authorize any of the Seller Companies, any Affiliate of Seller or any other Person acting for or on behalf of Seller, the Seller Companies or any Affiliate of Seller to, without the prior written consent of Buyer: (i) offer for sale the Shares or Partnership Interests, or any portion thereof, or any of the assets of any of the Seller Companies, (ii) solicit offers to buy the Shares or Partnership Interests, or any portion thereof, or any of the assets of any of the Seller Companies, (iii) hold discussions with any Person looking toward such an offer or solicitation, or looking toward a merger, consolidation or other combination with the Seller Companies, Seller or any Affiliate of Seller (provided this clause shall not prohibit Seller from answering unsolicited calls or requests from any Person), (iv) enter into any agreement with any Person with respect to the sale of the Shares or the Partnership Interests, or any portion thereof, or any of the assets of any of the Seller Companies, or with respect to any merger, consolidation, or other combination with the Seller Companies, Seller or any Affiliate of Seller, or (v) furnish or permit or cause to be furnished any information with respect to Seller or the Seller Companies to any Person that Seller knows or has reason to believe is in the process of considering any one of the transactions described above. If Seller, any Affiliate of Seller, any of the Seller Companies, or any other Person acting for or on behalf of any of the foregoing persons receives from any Person (other than Buyer or a representative thereof) any offer, inquiry or informational request referred to above, Seller will promptly advise such Person, by written notice, of the substantive terms of this Section.

     5.8 Insurance Ratings. From the effective date hereof until the Closing Date, Seller will take all action reasonably requested by Buyer to enable the Seller Companies to maintain and preserve the Workmen's Compensation and Unemployment Insurance ratings, insurance policies, deposits and other interests of the Seller Companies and the Facilities for insurance or other purposes. Buyer shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so.

     5.9 Consolidation. From the effective date hereof until the Closing Date, Seller shall enter into, and shall cause the Seller Companies and any other Affiliates to enter into, all agreements, instruments and takes all actions required to cause the assets and businesses owned by Seller and Seller's Affiliates and constituting a part of the assets or businesses of the Facilities to be fully and effectively conveyed, assigned, transferred, delivered and vested in and to the Seller Companies prior to the Closing so that, upon delivery of the Shares and Partnership Interests hereunder, Buyer shall be in complete and lawful possession and ownership of the Facilities and all other assets, properties and rights described in or contemplated by this Agreement (except the property conveyed pursuant to the Real Estate Purchase Agreement). Seller shall provide to Buyer for its review and approval genuine copies of all agreements, instruments or other documents relating to the Consolidation that Seller proposes any of the Seller Companies to execute or pursuant to which any of the Seller Companies may incur any liability or obligation (including indemnity obligations) after the Closing.

     5.10 Real Estate Purchase Agreement. From the effective date hereof until the Closing Date, Seller shall take, and shall cause its Affiliates to enter take, all actions required in order to cause the MOBs, Living Care Center and other assets described in the Real Estate Purchase Agreement to be fully and effectively conveyed, assigned, transferred, delivered and vested in and to HRT or its designee as of the Closing Date so that, concurrently upon delivery of the Shares and Partnership Interests hereunder, HRT or its designee shall be in complete and lawful possession and ownership of the MOBs, Living Care Center and other assets, properties and rights described in or contemplated by the Real Estate Purchase Agreement, and Seller shall otherwise perform all obligations of Seller under the Real Estate Purchase Agreement.

     5.11 Real Estate Option Agreement. Seller shall grant and convey to Buyer or the Company at Closing an option to purchase the Excluded Real Property, pursuant to a Real Estate Option Agreement in the form attached hereto as Exhibit B (the "Real Estate Option Agreement").

     5.12 Closing Conditions. From the effective date hereof until the Closing Date, Seller will use its reasonable best efforts, and will cause each of the Seller Companies to use its reasonable best efforts, to cause the conditions specified in Articles 7 and 8 over which it or any of the Seller Companies has control to be satisfied as soon as reasonably practicable, but in all events before the Closing Date.

     5.13 Tail Insurance. On or prior to the Closing Date, Seller will cause the Seller Companies to obtain "tail" insurance for the professional and general liability insurance policies in effect since December 1, 1993, in form and substance acceptable to Buyer, to insure against professional and general liability claims made on or after the Closing Date resulting from or arising out of events occurring at the Facilities or on the Real Property prior to the Closing Date. The minimum coverage under such "tail" insurance shall be $20,000,000 in the aggregate with not more than a $10,000 self-insured retention per incident, and the policy shall otherwise meet the requirements described in Section 3.25.

     5.14 Key Employee Agreements. Seller shall deliver to Buyer at Closing originals of employment agreements with Messrs. Thomas M. Ways, Chief Executive Officer, and Richard E. Butler, Administrator, substantially in the form of Exhibit C (the "Key Employee Agreements"), fully executed by Messrs. Ways and Butler.

     5.15 Change of Partnership Name, etc. None of Seller, and any Affiliate, director or officer of Seller shall use after the Closing Date the words "Fountain Valley" or any similar name in the conduct of a healthcare trade or business. Seller acknowledges that the name "Fountain Valley", as used in the conduct of the businesses of the Seller Companies, is an Asset being acquired by Buyer as a result of the consummation of the transactions described in this Agreement. Seller desires, however, to continue to conduct its non-healthcare business without changing its name after Closing, if the same can be done without confusing the public. Subject to the following sentence, Buyer consents, therefore, to the conduct of non-healthcare business by Seller after Closing without changing its name. Notwithstanding the foregoing, Buyer shall have the right, at any time and for any reason, to notify Seller that Buyer desires Seller to change its name. Upon receipt of such notice, Seller shall change its name with reasonable promptness to a name not containing the words
"Fountain Valley".   Each party shall take such reasonable steps requested by
the other party to notify the public or others that Seller, on the one hand, and Buyer and the Seller Companies, on the other hand, are not related or liable for any actions of the other after the Closing Date.

     5.16 Adverse Actions After Closing. Seller shall not take, or fail to take, any action after Closing that would render Seller unable to perform its post-Closing obligations under this Agreement. After Closing, Seller shall satisfy all liabilities of Seller, the failure of which would have a material adverse effect on Buyer or the Seller Companies.

     5.17 Further Acts and Assurances. At any time and from time to time at and after the Closing, upon request of Buyer, Seller shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, powers of attorney, confirmations and assurances as Buyer may reasonably request to more effectively convey, assign and transfer to and vest in Buyer, its successors and assigns, full legal right, title and interest in and actual possession of the Shares, the Partnership Interests, and the assets, Facilities and other businesses of Seller and the Seller Companies, to confirm Seller's capacity and ability to perform its post-Closing covenants and agreements under this Agreement, and to generally carry out the purposes and intent of this Agreement. Seller shall also furnish, and shall cause each of the Seller Companies to furnish, Buyer with such information and documents in its possession or under its control, or which Seller or the Seller Companies can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the assets and businesses of the Seller Companies.

6.   COVENANTS OF BUYER.

     6.1 FTC Notification. From the effective date hereof until the Closing Date, Buyer shall file, if and to the extent required by law, all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act concerning the transactions contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the effective date of this Agreement. Buyer shall furnish to Seller such information concerning Buyer as Seller needs to perform its obligations under Section 5.6.

     6.2 Regulatory Approvals. From the effective date hereof until the Closing Date, Buyer shall (a) promptly apply for and use its best efforts to obtain prior to Closing all consents, licenses, permits, approvals (including planning approvals), authorizations and clearances of governmental and regulatory authorities required of it to consummate the transactions contemplated hereby, (b) provide such information and communications to governmental and regulatory authorities as Seller, the Seller Companies or such authorities may reasonably request, and (c) assist and cooperate with Seller and the Seller Companies to obtain all consents, approvals, authorizations and clearances of governmental and regulatory authorities that Seller or the Seller Companies reasonably deem necessary or appropriate, and to prepare any document or other information required of Buyer by any such authorities, to consummate the transactions contemplated hereby.

     6.3 Closing Conditions. From the effective date hereof until the Closing Date, Buyer will use its reasonable best efforts to cause the conditions specified in Articles 7 and 8 over which Buyer has control to be satisfied as soon as reasonably practicable, but in all events before the Closing Date.

     6.4 Confidentiality. From the effective date hereof until the Closing Date, Buyer will, and will use its best efforts to cause its employees, representatives and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of counsel, by other requirements of law, all Confidential Information (as defined below); and Buyer will not disclose Confidential Information to any Person, except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement, including any business or the diligence review by or on behalf of Buyer. If this Agreement is terminated prior to Closing, then, upon Seller's written request, Buyer will promptly return or cause to be returned to Seller all documents and copies thereof furnished by Seller or the Seller Companies and held by Buyer, its representatives or agents containing such Confidential Information, shall not use such information to the detriment of Seller or the Seller Companies. For the purposes hereof, "Confidential Information" means all information of any kind concerning Seller or the Seller Companies obtained directly or indirectly from Seller or the Seller Companies in connection with the transactions contemplated by this Agreement except information: (a) ascertainable or obtained from public or published information; (b) received from a third party not known by Buyer to be under an obligation to Seller or the Seller Companies to keep such information confidential; (c) that is or becomes known to the public (other than through a breach by Buyer of this Section); or (d) that was in Buyer's possession prior to the disclosure by Seller or the Seller Companies of such information in connection with the transactions contemplated by this Agreement.


     6.5  Employee Matters.

     (a) Subject to the exclusions set forth in this Section, and in reliance upon the representations and warranties of Seller made in Section 3.20, Buyer will cause the Seller Companies after Closing to retain the employment of a sufficient number of its employees working at the Facilities immediately prior to Closing so that Seller and the Seller Companies may avoid the imposition of any liability under WARN.

     (b) Buyer shall give, or cause the Seller Companies to give, all employees of the Seller Companies as of the Closing Date credit for their years of service with the Seller Companies prior to Closing for purposes of determining how much vacation, holiday and sick time such employees are entitled to under the applicable Employee Welfare Benefit Plan of Buyer or the Seller Companies after Closing. For purposes of determining eligibility to participate in and vesting percentages in Buyer's Employee Pension Benefit Plans, Buyer will give, or cause the Seller Companies to give, all employees of the Seller Companies as of the Closing Date the same credit after Closing for years of service with Seller Companies as the Seller Companies or Seller gives such employees under their or its Employee Pension Benefit Plans immediately prior to Closing.

     (c) Buyer shall make contributions after Closing for all eligible employees of the Seller Companies to the Company's Money Purchase Pension Plan for the 1994 plan year, subject to and in accordance with the terms of such plan, and shall continue the Company's Money Purchase Pension Plan until at least the end of the 1994 plan year. Nothing in this Section shall require Buyer to make contributions on behalf of non-employees, regardless of the practice of Seller prior to Closing.

     6.6 Consolidated Tax Return. Buyer shall include the Seller Companies as part of its Affiliated Group for federal income Tax purposes on and after the Closing Date. For purposes of Treasury Regulations Section 1.1502-76(b), the Closing shall be deemed to occur at 11:59 p.m. on the day prior to the Closing Date, and all transactions on the Closing Date shall not be reported on the separate tax returns of the Seller Companies for the pre-Closing period, but rather shall be reported on Buyer's consolidated income tax return for the year that includes the Closing Date. Without the written consent of Seller, Buyer shall not permit any of the Seller Companies to undertake any transaction on the Closing Date that is outside the ordinary and regular course of business of the Seller Companies, except as provided in or contemplated by this Agreement. After Closing, Buyer shall not amend any Tax Return of the Seller Companies in any manner that would have a material adverse effect on Seller (Buyer having regard for Seller's indemnification obligations in respect of Taxes described in this Agreement), unless (i) such amendment is required by applicable law, rule, regulation or judgment, or (ii) Buyer receives an opinion of counsel to the effect that such amendment is required.

     6.7 Adverse Actions After Closing. Buyer shall not take, or fail to take, any action after Closing that would render Buyer unable to perform its post-Closing obligations under this Agreement. After Closing, Buyer shall satisfy or cause the Seller Companies to satisfy all of their liabilities, the failure of which would have a material adverse effect on Seller.

     6.8 Real Estate Purchase Agreement. In the event that HRT fails to perform any obligation under the Real Estate Purchase Agreement, Buyer shall perform such obligation in accordance wih the Real Estate Purchase Agreement.

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

     The obligations of Buyer hereunder are, at the option of Buyer, subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer:

     7.1. Representations/Warranties. The representations and warranties of Seller contained in this Agreement shall be true when made and true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date; and each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller or the Company on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

     7.2. Opinion of Seller's Counsel. Buyer shall have received an opinion from counsel to Seller dated as of the Closing Date and addressed to Buyer, in a form agreed by the parties.

     7.3 Pre-Closing Confirmations. Buyer shall have obtained documentation or other evidence reasonably satisfactory to Buyer that Buyer has

     (a) received all consents, permits, approvals, authorizations and clearances of governmental and regulatory authorities required to complete the transactions herein contemplated;

     (b) obtained Government Reimbursement Programs certification of the Facilities for their operation by the Company as of the Closing Date so that the Company may participate in and receive reimbursement from such programs as of the Closing Date;

     (c) obtained such other consents and approvals as may be legally or contractually required for Buyer's consummation of the transactions described herein; and

     (d)  complied with all waiting periods under the HSR Act.

     7.4 Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, wherein an unfavorable judgment would prevent or make materially unfavorable the carrying out of this Agreement or render any of the transactions described herein subject to rescission, and there shall not be in effect any order restraining, enjoining or otherwise preventing consummation of the sale of the Shares or Partnership Interests and other transactions contemplated herein.

     7.5 Adverse Change. No material adverse change in the results of operations, financial condition or businesses of the Company or the Facilities shall have occurred, and Buyer shall not have elected to terminate this Agreement pursuant to Section 10.1 with respect to destroyed, damaged or lost assets.

     7.6 Extraordinary Liabilities/Obligations. Except as required to consummate the Consolidation, the Company shall not have incurred any liability or obligation outside the ordinary course of business since the effective date hereof which materially affects its assets; neither Seller nor the Company shall (a) be in receivership or dissolution, (b) have made any assignment for the benefit of creditors, (c) have admitted in writing its inability to pay its debts as they mature, (d) have been adjudicated a bankrupt, (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against any of them, or (f) have entered into any Contract to do or permit the doing of any of the foregoing on or after the Closing Date.

     7.7 Transfer of Shares. Seller shall have furnished to Buyer, in form reasonably acceptable to Buyer and approved by Buyer's counsel, stock powers, assignments or other instruments of transfer, and consents and waivers by others, necessary or appropriate to transfer to and effectively vest in Buyer all of Seller's right, title and interest in and to the Shares.

     7.8 Title Policy and Survey. Buyer shall have received commitments or endorsements, satisfactory to Buyer, from the local issuing agent of Chicago Title Insurance Company to issue to the Company as of the Closing Date an owner's title insurance policy for the Real Property (the "Owner's Title Insurance Policy for the Real Property "), together with improvements, buildings and fixtures thereon, in an amount acceptable to Buyer and Seller, and in the customary form prescribed for use in the state in which the Real Property is located. The commitment shall provide for the issuance of said policy to the Company as of the Closing Date and shall insure good and marketable fee or, as to Real Property leased by Seller, leasehold title to the Real Property in the Company subject only to (i) the lien of real property Taxes for the year in which the Closing Date occurs, not yet due and payable,
(ii) Encumbrances, if any, that secure indebtedness of the Company that is not the Company's Indebtedness to be Satisfied at Closing, (iii) Encumbrances that are created by Buyer, and (iv) the Permitted Encumbrances. The title policy provided to Buyer shall include the following endorsements, if applicable and available: (i) insurance that the Real Property insured is the same as the property shown on the survey; (ii) insurance that any multiple parcels are contiguous if so shown by the survey; (iii) insurance on any specified access issues reasonably identified by Buyer prior to Closing; (iv) insurance on specific locations of easements and improvements identified by survey; and (v) insurance that there are no encroachments of improvements by or onto the Real Property, or easements or setback lines thereon. Additionally, Buyer shall have received an as-built survey of the Real Property for the purpose of deleting the standard survey exceptions as provided above and reflecting all improvements visible on the grounds and all easements, rights of way, means of ingress or egress, encroachments and drainage ditches, whether abutting or interior, of record or on the grounds. The survey shall reflect whether and the extent to which any portion of the Real Property lies within flood prone areas or flood plains. The survey shall be certified to the title company and Buyer and shall be in a form satisfactory to both. The costs of such survey and title policy (including the survey exception deletion) shall be shared equally by Buyer and the Company.

     7.9 Recent Agreements and Commitments. Seller shall have delivered to Buyer an accurate list and substantially complete description (Schedule 7.9), as of the Closing Date, showing all Contracts entered into by the Company since the effective date hereof.

     7.10 Closing Documents. Seller shall have executed and delivered to Buyer all agreements, instruments, certificates or other documents required to be executed by Seller or any of the Seller Companies pursuant to any term or provision of this Agreement (including the Escrow Agreement, the Real Estate Option Agreement and the Key Employee Agreements).

     7.11 UCC Searches. Seller or the Company shall have obtained and delivered to Buyer UCC lien, judgment and tax searches showing no Encumbrances on any assets of the Seller Companies except for Encumbrances that secure the Company's Indebtedness to be Satisfied at Closing and the Permitted Encumbrances and the Other Permitted Encumbrances which Buyer accepts in writing.

     7.12 Insurance. Seller or the Seller Companies shall have purchased the "tail" insurance required by Section 5.13, and shall have delivered certificates evidencing the same and naming the Seller Companies and Buyer as insureds thereunder.

     7.13 Focus Survey. The most recent focus survey report of the Hospital shall have been delivered to, and be in a form satisfactory to, Buyer.

     7.14 Assessments; Property Taxes. If, as of the Closing Date, any of the Real Property shall be or shall have been affected by an assessment or assessments which are or may become payable in annual installments, of which the first installment is then a charge or lien, or has been paid, then all unpaid installments of any such assessments, including those which are to become due and payable after Closing, shall have been paid and discharged by Seller or the Seller Companies prior to the Closing Date or accrued on the Final Balance Sheet. The Seller Companies shall have paid all property taxes and assessments on the Assets for all calendar years prior to Closing, and shall have accrued on the Final Balance Sheet any real property Taxes for the calendar year in which Closing occurs, prorated to the Closing Date.

     7.15 Full Sale. Seller shall have fully and effectively sold to Buyer all of the Shares and Partnership Interests, it being understood and agreed that the obligation of Buyer to purchase the Shares and Partnership Interests is conditioned upon the full and effective sale by Seller of all of the

Shares and Partnership Interests so that upon Closing each of the Seller Companies becomes a wholly-owned subsidiary of Buyer.

     7.16 Lender Approval. Buyer shall have obtained the approval of the "Required Lenders", as such term is defined in the U.S. $700,000,000 Credit, Security, Guaranty and Pledge Agreement dated April 19, 1994, among Guarantor and certain other entities, including, without limitation, The Bank of Nova Scotia, as Administrative Agent.

     7.17 Real Estate Transaction. The closing under the Real Estate Purchase Agreement shall have occurred or occur simultaneously with the Closing of this transaction.

8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

     The obligations of Seller hereunder are, at the option of Seller, subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller:

     8.1 Representations/Warranties. The representations and warranties of Buyer contained in this Agreement shall be true when made and true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date; and each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date shall have been duly complied with and performed.

     8.2 Opinion of Buyer's Counsel. Seller shall have received from counsel to Buyer (which may be house counsel) an opinion dated as of the Closing Date and addressed to Seller, in a form agreeed by the parties.

     8.3 Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, wherein an unfavorable judgment would prevent or make materially unfavorable the carrying out of this Agreement or render any of the transactions described herein subject to rescission, and there shall not be in effect any order restraining, enjoining or otherwise preventing consummation of the sale of the Shares or Partnership Interests.

     8.4 Pre-Closing Confirmations. Seller shall have obtained documentation or other evidence reasonably satisfactory to Seller that Buyer has:

     (a) received all consents, approvals, authorizations and clearances of governmental and regulatory authorities required of it to consummate the transactions contemplated hereby;

     (b) obtained such other consents and approvals as may be legally or contractually required for Seller's consummation of the transactions described herein; and

     (c)  complied with all waiting periods under the HSR Act.

     8.5 Extraordinary Liabilities/Obligations. Neither Buyer nor Guarantor shall (a) be in receivership or dissolution; (b) have made any assignment for the benefit of creditors; (c) have admitted in writing its inability to pay its debts as they mature; (d) have been adjudicated a bankrupt; (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Buyer; or (f) have entered into any Contract to do or permit the doing of any of the foregoing on or after the Closing Date.

     8.6 Real Estate Transaction. The closing under the Real Estate Purchase Agreement shall have occurred or occur simultaneously with the Closing of this transaction.

9.   NONCOMPETITION.

     Seller and Buyer recognize that (i) Buyer's entering into this Agreement is induced primarily because of the covenants and assurances made by Seller and Buyer hereunder and under the Non-Competition Agreement, (ii) Seller's covenant not to compete is necessary to insure the continuation of the businesses of the Seller Companies subsequent to Closing, and (iii) irreparable harm and damage will be done to Buyer and the Seller Companies in the event that Seller competes with the Seller Companies within the area or areas specified in this Section. Therefore, in consideration of the premises and as an inducement for Buyer to enter into this Agreement and consummate the transactions contemplated herein, Seller covenants that, for a period of three
(3) years from and after the Closing Date, Seller shall not, directly or indirectly, in any capacity:

          (i) employ, engage or seek to employ or engage any Person employed by the Seller Companies on or after the Closing Date and who, within the prior twelve months, had been an officer, director, employee or medical staff member of the Seller Companies, unless such officer, director, employee or medical staff member (i) resigns voluntarily (without any solicitation from Seller or any of its Affiliates) and Buyer consents in writing to such employment or engagement, or (ii) is terminated by the Seller Companies after the Closing Date;

          (ii) or cause or attempt to cause any Person to replace or terminate any Contract for the provision or arrangement of healthcare services from the Facilities with products or services of any other Person at any time after the Closing Date; or

          (iii) own, manage, operate, control, participate in the management, operation or control of, be employed by or under contract with, or maintain or continue any interest whatsoever in any Person within Orange County, California, engaged in any business similar to the business of the Seller Companies at the Facilities immediately after Closing.

The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Article 9 would be inadequate, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that a breach or threatened breach of such provisions may be effectively restrained. For purposes of this Article 9, Seller shall mean the Person comprised of all partners of Seller and shall not be defined as a smaller group of partners acting on their own behalf.

10.  ADDITIONAL AGREEMENTS.

     10.1 Casualty. If any part of the assets of the Company are destroyed, damaged or lost (whether by fire, theft, vandalism or other cause or casualty) prior to the Closing Date, and the fair market value of such destruction, damage or loss is $1,000,000 or more, Buyer may, at its option, either (i) close this transaction in accordance with its terms, and retain the proceeds (or the right to receive the proceeds) of the applicable insurance policy, or
(ii) terminate this Agreement in its entirety without penalty. In the event Buyer elects to close this transaction, Seller and, after the Closing, Buyer shall cause the Company to accrue, be liable for, set aside and reserve as of the Closing Date, any and all applicable deductibles or coinsurance amounts due or to become due on or after the Closing Date.

     10.2 Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Schedule 10.2. Any Tax Returns or other tax information the parties may file or cause to be filed with any governmental agency shall be prepared and filed consistent with such agreed upon allocation.

     10.3 Tax and Medicare Effect. None of the parties (nor such parties' counsel or accountants) has made or is making any representations to any other party (nor such party's counsel or accountants) concerning any of the Tax or Medicare effects on such other party of the transactions provided for in this Agreement. Each party represents and warrants to the other that it has obtained, or may obtain, independent Tax and Medicare advice with respect thereto and upon which it, if so obtained, has solely relied.

     10.4 Post-Closing Tax Returns.

     (a) Seller shall prepare or cause to be prepared, deliver to the Seller Companies for review, approval and execution not less than 30 days before the Due Date (as defined below), and timely file, all Tax Returns of the Seller Companies with respect to any taxable period ending prior to the Closing Date (a "Pre-Closing Period") and, to the extent not accrued on the Final Balance Sheet, shall pay all Taxes with respect to the Pre-Closing Period.

     (b) If the taxable period of the Seller Companies that includes the day immediately prior to the Closing Date does not terminate on such date (a "Straddle Period"), the parties will, to the extent permitted by applicable law, elect with the relevant governmental or regulatory authority to treat a portion of any such Straddle Period as a short taxable period ending as of the close of business on the day immediately prior to the Closing Date and such short taxable period shall be treated as a Pre-Closing Period for purposes of this Agreement. In any case where applicable law does not permit such an election to be made, Taxes with respect to the Seller Companies for the Straddle Period shall be allocated to the Pre-Closing Period using an interim closing-of-the-books method that is consistent with the priniciples of Treas. Reg. Section 1.1502-76(b)(4)(i) (assuming that such taxable period ended at the close of business on the day immediately preceding the Closing Date), and treating such period as a Pre-Closing Period, except that (i) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per-diem basis, and (ii) real property Taxes shall be allocated in accordance with Section 164(d) of the Code. In the case of any Straddle Period described in the preceding sentence, Buyer shall provide
Seller and its authorized representatives with copies of the completed Tax Return for such period and a statement certifying the amount of Taxes shown on such Tax Return that are chargeable to the Seller Companies at least thirty
(30) days prior to the due date for the filing of such Tax Return (including any extensions thereof; the "Due Date"), and Seller and its authorized representatives shall have the right to review such Tax Return and statement prior to the filing of such Tax Return. Seller and Buyer agree to consult and resolve in good faith any issues arising as a result of the review of such Tax Return and Tax statement by Seller or its authorized representatives and to mutually consent to the filing of such Tax Return. If Seller disputes any amount, item, allocation or election set forth in the Tax Return or the statement, Seller shall notify Buyer of such dispute, setting forth with reasonable particularity the matter or matters in dispute. If the parties are unable to resolve the dispute within ten (10) business days prior to the Due Date, the parties shall jointly request Arthur Anderson, or another mutually acceptable independent certified "big six" accounting firm to resolve any issue as promptly as possible. If such accounting firm is unable to make a determination with respect to any disputed issue prior to the Due Date, Buyer, the Seller Companies or Buyer's Affiliate, as the case may be, may file such Tax Return without the consent of Seller, subject, however, to the obligation thereafter to file an amended Tax Return reflecting the final decision of the accounting firm (which decision shall be rendered prior to the expiration of the period during which an amended Tax Return may validly be filed with respect to the applicable taxable period). Not later than five (5) business days before the Due Date, Seller shall pay to Buyer or the Seller Companies an amount equal to the Taxes shown on the statement as being chargeable to Seller pursuant to this Section. If Seller has disputed any such amount, item, allocation or election, the appropriate amounts in dispute may be withheld by Seller, subject to Seller's obligation to pay to Buyer or the Seller Companies appropriate amounts to reflect the decision of the accounting firm in immediately available funds not later than five (5) days after such decision has been rendered.

     (c) Buyer, in its discretion, may cause any of the Seller Companies to make an election under Section 338(g) of the Code and/or corresponding provisions of state tax law; provided that the economic and tax consequences of any such election shall be imposed solely on Buyer and its Affiliates, shall not reduce the amounts payable to Seller under this Agreement, and shall not be allocated as a cost or responsibility of Seller under subsection (b) above.

     (d) Buyer and Seller acknowledge that Tax authorities may make adjustments to Tax Returns for one or more of the Seller Companies that increase Taxes for the Seller Companies for one or more Pre-Closing Periods and also create a related decrease in Taxes for the Seller Companies for one or more periods after the Closing. In determining the extent to which Buyer is entitled to indemnification under Section 11.1, Seller shall be given credit for post-Closing favorable Tax adjustments which Buyer will realize during the three year period after the Closing Date as a result of the pre-Closing unfavorable Tax (except for interest and penalties) adjustment.

     10.5 Termination Prior to Closing. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time: (i) on or prior to the Closing Date by mutual consent of Buyer and Seller; (ii) on or prior to the Closing Date by Buyer, if there has been a material adverse change in the operations, financial condition, businesses or prospects for future results of operations of the Facilities, taken as a whole, since the effective date hereof; (iii) on the Closing Date by Buyer if any of the conditions specified in Article 7 of this Agreement have not been satisfied by Seller or the Seller Companies or waived in writing by Buyer; (iv) on the Closing Date by Seller if any of the conditions specified in Article 8 of this Agreement have not been satisfied by Buyer or waived in writing by Seller; and (v) by Buyer or Seller if the Closing shall not have taken place on or before 11:59 p.m. on August 31, 1994 (which date may be extended by mutual written agreement of Buyer and Seller), in any event unless the party desiring to terminate this Agreement is in default hereunder.

     10.6 Post-Closing Maintenance of and Access to Information.

     (a) Seller and Buyer acknowledge that after Closing each party may need access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, Tax Returns or audits, compliance with the Government Reimbursement Programs and other laws and regulations, and the prosecution or defense of third party claims. Accordingly, each party shall keep, preserve and maintain in the ordinary course of business, and as required by law and relevant insurance carriers, all books, records (including patient medical records), documents and other information in the possession or control of such party and relevant to the foregoing purposes at least until the expiration of any applicable statute of limitations or extensions thereof.

      (b) Each party shall cooperate fully with, and make available for inspection and copying by, the other party, its employees, agents, counsel and accountants or governmental agencies, upon written request and at the expense of the requesting party, such books, records documents and other information to the extent reasonably necessary to facilitate the foregoing purposes. In addition, each party shall cooperate with, and shall permit and use its best efforts to cause its respective former and present directors, officers and employees to cooperate with, the other party on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to the subject matters of this Agreement and pertaining to periods prior to the Closing Date.

      (c) Upon the Company's receipt of appropriate consents and authorizations, Seller shall be entitled to remove from the Facilities, at Seller's sole risk and expense, any patient records solely for purposes of pending litigation involving a patient to whom and services to which such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any records so removed from the Facilities shall be promptly returned to Company following their use by Seller.

      (d) The exercise by Seller of any right of access granted herein shall not materially interfere with the business operations of Company.

      (e) Buyer shall permit, and shall permit the Seller Companies to permit, Mr. Thomas M. Ways, so long as he is employed by Guarantor or any Affiliate of Guarantor, to assist Seller in post-Closing matters relating to the transactions contemplated by this Agreement. Such assistance shall be limited to eight hours each month for one year after the Closing Date at no cost to Seller (except for reimbursable expenses as described below). Seller shall reimburse Buyer for assistance provided by Mr. Ways in excess of eight hours each month or after one year at the rate of $150.00 per hour. In no event shall Mr. Ways be required to provide any assistance pursuant to this Section for more than 24 hours in any one month or after one year. Seller shall reimburse Mr. Ways, Buyer or its Affiliate for all direct, out-of-pocket expenses incurred by Mr. Ways or by Buyer or its Affiliate on behalf of Mr. Ways in connection with such assistance.

     10.7 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) the agreements, instruments and other documents delivered at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to Seller or to Buyer, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     10.8 Misdirected Payments, etc. Each of Seller and Buyer shall remit to the other with reasonable promptness any payments received, which payments are on or in respect of accounts or notes receivable owned by and due to (or are otherwise payable to) the other. In addition, if any Government Reimbursement Program or other Person determines that funds previously paid or credited to Seller, any of the Seller Companies, any other Affiliate of Seller, or the Facilities in respect of services rendered prior to the Closing Date have resulted in an overpayment or must be repaid, Seller shall be responsible for, and reimburse the Seller Companies and Buyer for, the repayment of said monies (and the defense of such actions). Subject to the provisions of
Section 10.9, if Buyer or any of the Seller Companies suffers any deduction to or offset against amounts due Buyer or the Seller Companies of funds previously paid or credited to Seller, the Seller Companies, any other

Affiliate of Seller, or the Facilities in respect of services rendered prior to the Closing Date, Seller shall immediately pay to Buyer or the Seller Companies the amounts so billed or offset upon demand.

     10.9 Government Reimbursement Program Prior Period Adjustments.

     (a) As used herein, the term (i) "Prior Period Adjustments" means any and all Cost Report adjustments suffered by Buyer or any of the Seller Companies after Closing and relating to Cost Report periods ending prior to the Closing Date, (ii) "Net Favorable Adjustments" means the difference between favorable Prior Period Adjustments, and unfavorable Prior Period Adjustments, (iii) "Net Unfavorable Adjustments" means the difference between unfavorable Prior Period Adjustments and favorable Prior Period Adjustments, (iv) "Seller's Credits" means all indemnification payments made by Seller to Buyer pursuant to Article 11 in respect of adverse Prior Period Adjustments only, and (iv) "Cost Report Reconciliation Statement" means the statement prepared by Buyer setting forth either the Net Favorable Adjustments or Net Unfavorable Adjustments, as the case may be.

     (b) On the second anniversary of the Closing Date (or as soon thereafter as is reasonably practicable), Buyer shall provide to Seller the Cost Report Reconcilation Statement. If the Cost Report Reconcilation Statement shows a Net Favorable Adjustment and there exist any Seller Credits, Buyer shall pay to Seller the amount of Seller Credits. If the Cost Report Reconciliation Statement shows a Net Unfavorable Adjustment and the Net Unfavorable Adjustments exceed the Seller Credits, then Seller shall pay to Buyer the difference. If the Cost Report Reconciliation Statement shows a Net Unfavorable Adjustment and the Seller Credits exceed the Net Unfavorable Adjustments, then Buyer shall pay to Seller the difference. Any amounts due hereunder shall be paid within twenty business days after delivery of the Cost Report Reconciliation Statement If Seller disputes the figures in the Cost Report Adjustment Statement and the dispute is not resolved to the mutual satisfaction of Seller and Buyer within 30 days after the delivery of the Cost Report Reconciliation Statement, such dispute shall be submitted to Arthur Anderson or, if Arthur Anderson is unable or unwilling to participate, another mutually acceptable independent "big six" certified public accounting firm, in any event acting as experts and not as arbitrators, for verification of the Cost Report Adjustment Statement in accordance with the provisions of this Agreement. The decision of the accounting firm shall be final and binding upon Seller and Buyer; there shall be no right of appeal from such decision; and such accounting firm's fees and expenses shall be borne equally by the parties.

     (c) Amounts due Buyer or Seller pursuant to this Section shall not be taken into account when determining whether the "buckets" described in Sections 11.2(a)(i) and 11.4(a)(i) have been exceeded, it being the intention of the parties that the provisions of this Section be observed without regard to such buckets.

11.  INDEMNIFICATION.

     11.1 Indemnification by Seller. Subject to and to the extent provided in this Article 11, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, the Company, and each of Buyer's and the Company's subsidiaries, stockholders, Affiliates, officers, directors, employees, successors and assigns after Closing (Buyer, the Company and such persons, collectively, "Buyer's Indemnified Persons"), from and against any damages, claims, costs, losses, liabilities, expenses or obligations (including interest, penalties, court costs, costs of preparation and investigation, reasonable attorneys', accountants' and other professional advisors' fees and associated expenses) (collectively, "Losses") incurred or suffered by Buyer's Indemnified Persons, directly or indirectly, as a result of or arising from:

          (a) any breach of any representation or warranty of Seller contained herein, whether or not Buyer's Indemnified Persons relied thereon or had knowledge thereof, or the nonfulfillment of any covenant, agreement or other obligation of Seller, set forth in this Agreement, or any agreement, instrument, certificate or other document delivered or to be delivered pursuant hereto;

          (b)  the Company's Indebtedness to be Satisfied at Closing;

          (c) all Taxes and Government Reimbursement Program obligations or liabilities of the Seller Companies or Seller arising out of or resulting from the Consolidation;

          (d) all Taxes and Government Reimbursement Program obligations in respect of all periods ending prior to the Closing Date, to the extent not set forth on the Final Balance Sheet (other than Medicare recapture arising as a result of the sale of the Living Care Center to HRT);

          (e) all intercompany accounts between the Seller and any of the Seller Companies as of the Closing Date;

          (f) all Building Defects if Seller had knowledge of such Building Defects and failed to disclose to Buyer such Building Defects in the Schedules hereto;

          (g) all liabilities arising out of Disclosed Litigation, excluding Assumed Litigation;

          (h) all Environmental Claims relating to the ownership of the Real Property or the operation of the Facilities prior to the Closing Date if Seller had knowledge of such Environmental Claims (or facts which would form the basis of such a claim) and failed to disclose to Buyer such Environmental Claims (or facts which would form the basis of such a claim) in the Schedules hereto or in the Environmental Reports;

          (i)  all Malpractice Litigation;

          (j) all Health Law Violations if Seller had knowledge of such Health Law Violations and failed to disclose to Buyer such Health Law Violations in the Schedules;

          (k) all Health Law Violations which are not reasonably ascertainable from the terms of any Contract upon which liability is based;

          (l) all liabilities arising out of or in connection with litigation or other proceedings by third parties for acts or omissions relating to the ownership or operation of the Facilities prior to the Closing Date, excluding Environmental Claims, claims relating to Building Defects and Health Law Violations, if Seller had knowledge of such acts or omissions and failed to disclose such acts or omissions in the Schedules; or

          (m) all liabilities arising out of or in connection with litigation or other proceedings for acts or omissions relating to the ownership or operation of the Facilities prior to the Closing Date, excluding Environmental Claims, claims based on Building Defects and Health Law Violations.

     11.2 Limitations/Seller.

     (a)  Seller shall have no liability under Section 11.1 and no claim under
Section 11.1 of this Agreement shall:

          (i) accrue to any of Buyer's Indemnified Persons against Seller under Section 11.1(a) unless and until the total liability of Seller in respect of claims under Section 11.1(a) exceeds $150,000 in the aggregate; provided that there shall be no $150,000 minimum Loss requirement, and liability of Seller shall arise from and after $1.00 of Losses, in respect of Losses resulting from Seller's intentional, willful or reckless nonfulfillment or breach of any covenant in this Agreement or Seller's intentional misrepresentation or fraud;

          (ii) be made unless notice thereof shall have been given by or on behalf of any of Buyer's Indemnified Persons to Seller in the manner provided in Section 11.5, and

          (iii) be made for a breach of Section 3.14 if (i) the liability or obligation of Buyer arising as a result of such breach was incurred by Seller in the ordinary course of Seller's business (ii) the liability or obligation of Seller arising under the Contract prior to Closing was accrued or expensed on the Financial Statements of Seller, and (iii) if the Contract is terminable by Buyer without penalty and within twelve months of the Closing Date.

     11.3 Indemnification by Buyer. Subject to and to the extent provided in this Article 11, from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and each of Seller's subsidiaries, stockholders, Affiliates, officers, directors, employees, successors and assigns after Closing (Seller and such persons, collectively, "Seller's Indemnified Persons") from and against any Losses incurred or suffered by Seller's Indemnified Persons, directly or indirectly, as a result of or arising from (i) any breach of any representation or warranty of Buyer contained herein, whether or not Seller's Indemnified Persons relied thereon or had knowledge thereof, or the nonfulfillment of any covenant, agreement or other obligation of Buyer, set forth in this Agreement, or any agreement, instrument, certificate or other document delivered or to be delivered pursuant hereto, and (ii) any Medicare recapture arising out of the sale by Seller of the Living care Center to HRT.

     11.4 Limitations/Buyer.

     (a)  Buyer shall have no liability under Section 11.3 and no claim under
Section 11.3 of this Agreement shall:

          (i) accrue to any of Seller's Indemnified Persons against Buyer under Section 11.3(a) unless the total liability of Buyer in respect of claims under Section 11.3(a) exceeds $150,000 in the aggregate; provided that there shall be no $150,000 minimum Loss requirement, and liability of Buyer shall arise from and after $1.00 of Losses, in respect of Losses resulting from Buyer's intentional, willful or reckless nonfulfillment or breach of any covenant in this Agreement or Buyer's intentional misrepresentation or fraud; and

          (ii) be made unless notice thereof shall have been given by or on behalf of any of Seller's Indemnified Persons to Buyer in the manner provided in Section 11.5.

     11.5 Notice and Procedure. All claims for indemnification by any Person against whom claims of indemnification are being asserted (an "Indemnifying Party") under any provision of Article 11 hereof shall be asserted and resolved as follows:

     (a)(i) If any claim or demand for which an Indemnifying Party would be liable for Losses to a Person claiming indemnification (an "Indemnified Party") is asserted against or sought to be collected from the Indemnified Party by a Person other than Buyer or Seller or any Affiliate thereof (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice (as defined below) with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to deliver the Claim Notice to the Indemnifying Party within 30 days after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim if and only to the extent that the Indemnifying Party's ability to defend the Third Party Claim has been irreparably prejudiced by such failure. The Indemnifying Party will notify the Indemnified Party within 11 days after receipt of the Claim Notice (the "Notice Period") whether the Indemnifying Party intends, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against the Third Party Claim. The assumption by the Indemnifying Party of the defense of the Third Party Claim constitutes an admission by the Indemnifying Party that the claim is one for which the Indemnifying Party is ultimately liable under this
Article 11.

          (ii) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party intends to defend the Indemnified Party against the Third

     Party Claim, then the Indemnifying Party will have the right to defend, at its sole cost and expense, the Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party (with the consent of the Indemnified Party, which consent will not be unreasonably withheld). The Indemnifying Party will have full control of such defense and proceedings; provided that the Indemnified Party may file during the Notice Period, at the sole cost and expense of the Indemnifying Party, any motion, answer or other pleading that the Indemnified Party may deem necessary or appropriate to protect its interests and not irrevocably prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in Section 11.5(a)(iii), if an Indemnified Party takes any such action that is irrevocably prejudicial and conclusively causes a final adjudication that is materially adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to that portion of the Third Party Claim prejudiced by the Indemnified Party's action); and provided further that, if requested by the Indemnifying Party, the Indemnified Party shall cooperate, at the sole cost and expense of the Indemnifying Party, with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest or, if appropriate in the judgment of the Indemnified Party and related to the Third Party Claim, in making any counterclaim or cross-claim against any Person (other than the Indemnified Party). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to this Section 11.5(a)(ii) and, except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnifying Party may not assume the defense of the Third Party Claim if (1) the Persons against whom the claim is made, or any impleaded Persons, include both the Indemnifying Party and any Indemnified Party, and (2) representation of both such Persons by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case any Indemnified Party shall have the right to defend the Third Party Claim and to employ counsel at the expense of the Indemnifying Party.

          (iii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party intends to defend the Indemnified Party against the Third Party Claim, or if the Indemnifying Party gives such notice but fails to diligently prosecute or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right (but not the obligation) to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnified Party to a final conclusion or settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided that, if requested by the Indemnified Party, the Indemnifying Party shall cooperate, at the sole cost and expense of the Indemnifying Party, with the Indemnified Party and its counsel in contesting the Third Party Claim which the Indemnified Party is contesting, or, if appropriate in the judgment of the Indemnified Party and related to the Third Party Claim, in making any counterclaim or cross claim against any Person (other then the Indemnifying Party).


          (iv) Notwithstanding the foregoing provisions of Section 11.5(a)(iii), if the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party disputes its obligation to indemnify the Indemnified Party against the Third Party Claim, and if such dispute is resolved pursuant to Section 11.5(c) in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 11.5(a)(iii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all such costs and expenses. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to Section 11.5(a)(iii), but the Indemnifying Party will bear its own costs and expenses with respect thereto if such participation is not at the request of the Indemnifying Party.

     (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that is not a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice (as defined below) with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the notice referred to in the preceding sentence shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party fails to notify the Indemnified Party within ten (10) days following its receipt of the Indemnity Notice that the Indemnifying Party disputes its obligation to indemnify the Indemnified Party hereunder, the claim will be conclusively deemed a liability of the Indemnifying Party hereunder.

     (c) If the Indemnifying Party timely disputes its liability with respect to claim described in a Claim Notice or an Indemnity Notice, the Indemnifying Party and the Indemnified Party shall proceed promptly and in good faith to negotiate a resolution of such dispute within sixty (60) days following receipt of a Claim Notice or an Indemnity Notice and, if such dispute is not resolved through negotiations during such 60-day period, it shall be resolved pursuant to the provisions of Article 12.

     (d) The Indemnifying Party shall pay the amount of any liability to the Indemnified Party within thirty (30) days following its receipt of a Claim Notice or an Indemnity Notice, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers Losses in respect of the Third Party Claim, or (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, promptly after the amount of such claim becomes finally determined. In the event the Indemnified Party is not paid in full for its claim in a timely manner after the Indemnifying Party's obligation to indemnify and the amount thereof has been determined in accordance with this Article 11, the amount due shall bear interest from the date that the Indemnifying Party received the Claim Notice or the Indemnity Notice until paid at the interest rate provided in Section 1.8, and in addition to any other rights it may have against the Indemnifying Party, the Indemnified Party shall have the right to set-off the unpaid amount of such claim against any amounts owed by it to the Indemnifying Party.

     (e) The term "Claim Notice" means written notification of a Third Party Claim by an Indemnified Party to an Indemnifying Party under Article 11, enclosing a copy of all papers served, if any, and specifying the nature of and alleged basis for the Third Party Claim and, to the extent then feasible, the alleged amount or the estimated amount of the Third Party Claim.

     (f) The term "Indemnity Notice" means written notification of a claim for indemnity under Article 11 hereof other than a Third Party Claim by an Indemnified Party to an Indemnifying Party pursuant to Section 11.5(b) hereof, specifying the nature of and specific basis for the claim and, to the extent then feasible, the amount or the estimated amount of the claim.

     (g) Any estimated amount of a claim submitted in a Claim Notice or an Indemnity Notice shall not be conclusive of the final amount of such claim, and the giving of a Claim Notice when an Indemnity Notice is properly due, or the giving of an Indemnity Notice when a Claim Notice is properly due, shall not impair such Indemnified Party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. Notice of any claim comprised in part of Third Party Claims and claims that are not Third Party Claims may be given pursuant to either Section 11.5(a) or 11.5(b).

     (h) For purposes of this Article 11 and with respect to Taxes, a Third Party Claim includes a Revenue Agent's Report, Statutory Notice of Deciency, Notice of Proposed Assessment, or any other official written notice from a Taxing authority that Taxes are due or that a Tax audit will be conducted.

     11.6 Treatment of Indemnification Payments. Any indemnification payment made by either party pursuant to this Article 11 shall be treated by the parties as an adjustment to that portion of the Purchase Price allocated to the Company Shares and the Partnership Interests.

     11.7 Survival of Representations and Warranties; Indemnity Period Notwithstanding any right of Buyer (whether or not exercised) to investigate the affairs of Seller or Company or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Seller has, on the one hand, and Buyer has, on the other hand, the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements respectively made by Seller, on the one hand, and Buyer, on the other hand, in this Agreement or in any certificate respectively delivered by Seller or Buyer pursuant to Section
7.1 or 8.1 will survive the Closing (a) indefinitely with respect to matters covered by Sections 3.1, 4.1 and 11.1(b), 11.1(e) and11.1(g), (b) until sixty
(60) calendar days after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) with respect to matters covered by Sections 3.19, 3.24, 11.1(c), 11.1(d), 11.1(i), 11.1(j) and 11.1(l), and

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
(c) until the second anniversary of the Closing Date in the case of Sections 11.1(f), 11.1(h), 11.1(k), 11.1(m), and all other representations, warranties, covenants and agreements, provided that:

          (i) any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b) or (c) above shall survive if (and only with respect to the matters set forth in) a Claim Notice or an Indemnity Notice shall have been given on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved in accordance with Article 12;

          (ii) in the event of fraud in the making of any representation or warranty, or intentional, willful or reckless nonfulfillment or breach of any covenant in this Agreement, all representations, warranties, covenants and agreements that are the subject of the fraud, willful or reckless nonfulfillment or breach, shall survive until sixty (60) calendar days after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) with respect to matters covered thereby;

          (iii) covenants and agreements to be performed after the Closing Date will survive the Closing for the term specified therein, or, if no term is specified, indefinitely;

          (iv) rights to indemnification under Article 11 will survive until any claims brought thereunder shall have been satisfied or otherwise resolved as provided therein; and

          (v) rights to indemnification by Buyer pursuant to Section 11(k) and (m) shall be limited to recovery against the Escrow Amount.

12.  GENERAL.

     12.1 Schedules. The Schedules and all exhibits and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. Seller shall have the right to update the Schedules after the effective date of this Agreement for matters arising between the effective date of this Agreement and the Closing Date and, subject to Buyer's right to terminate this Agreement pursuant to Section 10.5(ii), such updated Schedules shall constitute the Schedules on and as of the Closing Date. Except as set forth in the Schedules, Seller represents and warrants to Buyer that Seller has provided to Buyer complete and genuine copies of all Contracts, instruments and other documents described in, attached to or referenced in the Schedules.

     12.2 Consented Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract if an attempted assignment thereof without the consent of another Person would (i) constitute a breach thereof or in any material way affect the rights of the Company thereunder, (ii) be ineffective, or (iii) materially affect the Company's rights thereunder so that after Closing the Company would not in fact maintain or receive all such rights. In any such event, Seller shall cooperate in any reasonable arrangement designed to provide for the Company after Closing the benefits of the Contracts, including enforcement of any and all rights of Seller against the other Person arising out of the breach or cancellation by such other Person or otherwise.

     12.3 Time of Essence. Time is of the essence in the performance of this Agreement. This Section may not be waived except in a writing expressly referring hereto.

     12.4 CON Disclaimer. This Agreement shall not be deemed to be an acquisition or obligation of a capital expenditure or of funds within the meaning of the certificate of need statute of any state, until the appropriate governmental agencies shall have granted a certificate of need or other appropriate approval or ruling.

     12.5 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by any party or any party must or may exercise discretion, such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

     12.6 Expenses; Legal Fees and Costs.

     (a) Except as otherwise expressly set forth in this Agreement, all expenses of the preparation of this Agreement and of the purchase of the Shares, including counsel fees, accounting fees, brokerage or finder fees and commissions, investment advisor's fees and disbursements, shall be borne by the party incurring such expense, whether or not such transactions are consummated.

     (b) Seller shall pay all stock transfer and stamp taxes arising out of the transfer of the Shares. Buyer shall pay any HSR Act filing fee.

     (c) In the event any party incurs legal expenses to enforce any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including attorney's fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled at law or in equity.

     12.7 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to such state's conflicts of laws rules.

     12.8 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties and their respective legal representatives, successors and assigns; provided that no party may assign this Agreement or any part hereof, or delegate any duty or obligation to be performed hereunder, to another Person without the prior written consent of the other party; provided further that, prior to Closing Buyer may, without the prior written consent of Seller, assign this Agreement, or any part hereof, and delegate its duties and obligations to be performed hereunder, to one or more Persons controlled by Guarantor which Person shall become Buyer hereunder.

     12.9 Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of the Effective Time, unless otherwise agreed in writing by Seller and Buyer.

     12.10 No Third Party Beneficiary. The terms and provisions of this Agreement (including Section 6.5) are intended solely for the benefit of Buyer and Seller and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

     12.11 Waiver of Breach. The waiver by either party of a breach or violation by another party of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach or violation of the same, or a breach or violation of any other, provision hereof. All remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative.

     12.12 Notices. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by facsimile or other electronic means, including telegraph and telex (other than for a Claim Notice or Indemnity Notice) , when delivered by overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, in any event addressed as follows:

     Buyer:   c/o OrNda HealthCorp
                    3401 West End Avenue
                    Suite 700
                    Nashville, Tennessee 37203
                    Attn: General Counsel
                    Facsimile:  615/783-1232

     Seller (prior to Closing):

                    Fountain Valley Medical Development Co
                    11180 Warner Avenue
                    Fountain Valley, California    92708
                    Attn:     Thomas M. Ways - Chief Executive Office
                    Facsimile:  714/435-1225

     Seller (after Closing):

                    Fountain Valley Medical Development Co.
                    c/o BDO Seidman
                    1900 Avenue of the Stars, 11th Floor
                    Los Angeles, California 90067
                    Attention:     Arthur R. Nemiroff

     In either case, with a copy to:

                    Sherwin L. Memel, Esq.
                    Manatt, Phelps & Phillips
                    11355 West Olympic Blvd.
                    Los Angeles, California   90064-4267
                    Facsimile:  310/312-4224

or to such other address or number, or to the attention of such other Person, as any party may designate, at any time, in writing in conformity with these notice provisions.

     12.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Buyer or Seller under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     12.14 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

     12.15 Divisions and Headings. The Table of Contents, the divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

     12.16 Entire Agreement/Amendment. This Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statement or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded unless and until made in writing and signed by the parties. The representations and warranties set forth in this Agreement shall survive the Closing and remain in full force and effect as provided in Article 11, and shall survive the execution and delivery of all other agreements, instruments or other documents described, referenced or contemplated herein and shall not be merged herewith or therewith. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. This Agreement may not be amended or otherwise modified except in a writing duly executed by the parties.

     12.17 Press Releases. At all times at or prior to the Closing, Seller, on the one hand, and Buyer, on the other hand, will consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to obtain the other party's approval of the text of any public report, statement or release to be made on behalf of such party. If either party is unable to obtain the approval of its public report, statement, or release from the other party and such report, statement, or release is, in the opinion of legal counsel to such party, required by law to discharge such party's disclosure obligations, then the party may make or issue the legally required report, statement, or release and promptly furnish the other party with a copy thereof.

     12.18 Drafting. No provision of this Agreement shall be interpreted for or against any party hereto on the basis that such party was the draftsman of such provision, both parties having participated equally in the drafting hereof, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     12.19 Waiver of Trial by Jury. Each party hereby knowingly, voluntarily and irrevocably waives any and all rights it may have to demand that any action, proceeding or counterclaim arising out of or in any way related to this Agreement or the relationships of the parties be tried by a jury. This waiver extends to any and all rights to demand a trial by jury arising from any source including, but not limited to, the Constitution of the United States, the Constitution of the State of California, common law or any applicable law, rule, or regulation.

                      [Rest of Page Intentionally Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

                              BUYER:

                              SUMMIT HEALTH, LTD.
                              a California corporation

                              By: /s/ Keith B. Pitts
                                 ---------------------------------
                                 Keith B. Pitts
                                 Executive Vice President &
                                 Chief Financial Officer

                              SELLER:

                              FOUNTAIN VALLEY MEDICAL
                              DEVELOPMENT CO.,
                              a California limited partnership



                              By:  /s/ Richard W. Ayres
                                   --------------------------------------
                                   Printed Name: Richard W. Ayres
                                                 ------------------------
                                   Title:  General Partner



                              By:  /s/ Rudolph C. Baldoni
                                   --------------------------------------
                                   Printed Name: Rudolph C. Baldoni
                                                 ------------------------
                                   Title:  General Partner



                              By:  /s/ Christoper Smith
                                   --------------------------------------
                                   Printed Name: Christoper Smith
                                                 ------------------------
                                   Title:  General Partner


                              By:  /s/ Anthony D. Lodonne
                                   --------------------------------------
                                   Printed Name: Anthony D. Lodonne
                                                 ------------------------
                                   Title:  General Partner


                              By:  /s/ Stanley R. Mayberg
                                   --------------------------------------
                                   Printed Name: Stanley R. Mayberg
                                                 ------------------------
                                   Title:  General Partner

                     GUARANTY OF BUYER'S OBLIGATIONS

     In consideration of Fountain Valley Medical Development Co., a California limited partnership (the "Seller") entering into the Stock Purchase Agreement, dated as of July 20, 1994 (the "Agreement"), between Seller and Summit Health, Ltd. (the "Buyer"), OrNda HealthCorp, a Delaware corporation and the ultimate parent entity of Buyer (the "Parent"), as principal obligor and not merely as a surety, hereby unconditionally guarantees full, punctual and complete performance by Buyer of all of Buyer's obligations under or arising out of or in connection with the Agreement and so undertakes to Seller that, if and whenever Buyer is in default, the Parent:

          (a) will on demand duly and promptly perform or procure the performance of Buyer's obligations; and

          (b) will indemnify and at all times hold harmless Seller against all costs, charges and expenses which it may sustain or incur by reason of the failure of Buyer to perform any of its obligations in whole or in part.

     The foregoing guarantee:

          (a) is a continuing guarantee and will remain in full force and effect until the obligations and liabilities of Buyer under or arising out of or in connection with the Agreement have been duly performed or been discharged;

          (b) will continue to be effective or will be reinstated, as the case may be, if at any time any sum which has become payable to Seller hereunder and has been paid has to be restored by it upon the bankruptcy, liquidation or reorganization of Buyer or otherwise; and

          (c) will continue and survive any assignment of Buyer's rights, duties or obligations pursuant to Section 12.8.

                           ORNDA HEALTHCORP

                           By: /s/ Keith B. Pitts
                               -------------------------------------------------
                               Executive Vice President, Chief Financial Officer



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